Exhibit 99.2
Execution Version

CREDIT AGREEMENT
among
WASTE SERVICES, INC.,
as US Borrower,
WASTE SERVICES (CA) INC.,
as Canadian Borrower
The Several Lenders
from Time to Time Party Hereto,
BARCLAYS CAPITAL
and BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Lead Bookrunners,
BANK OF AMERICA, N.A.,
as Syndication Agent,
BOSIC INC.,
SUNTRUST BANK
and THE BANK OF NOVA SCOTIA,
as Co-Documentation Agents,
THE BANK OF NOVA SCOTIA,
as Canadian Agent and Canadian Collateral Agent,
and
BARCLAYS BANK PLC,
as Administrative Agent
Dated as of October 8, 2008

i

ANNEX:

A	Pricing Grid
B	Existing Letters of Credit

SCHEDULES:

4.4	Consents, Authorizations, Filings and Notices
4.6	Material Litigation
4.10	Taxes
4.15(a)	Subsidiaries
4.15(b)	Agreements Related to Capital Stock
4.17	Environmental Matters
4.19(a)	Filing Jurisdictions under Personal Property Security Legislation
4.19(b)	UCC Financing Statements to be Terminated
4.24	Owned and Leased Property; Mortgaged Properties
5.1(h)	Environmental Assessments
6.15	Post Closing Obligations
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(e)	Certain Dispositions
7.10	Transactions with Affiliates

EXHIBITS:

A-1	Guarantee and US Collateral Agreement
A-2	Canadian Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Date Certificate
D-1	Form of US Mortgage
D-2	Form of Canadian Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Akin Gump Strauss Hauer & Feld LLP
F-2	Form of Legal Opinion of Blakes, Cassels & Graydon LLP
F-3	Form of Legal Opinion of Stewart McKelvey
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
G-4	Form of Discount Note
H	Form of Exemption Certificate
I	Form of Lender Addendum
J	Form of Borrowing Notice
K	Form of Solvency Certificate

          CREDIT AGREEMENT, dated as of October 8, 2008, among WASTE SERVICES (CA) INC., an Ontario corporation (the “Canadian Borrower”), WASTE SERVICES, INC., a Delaware corporation (the “US Borrower”, and together with the Canadian Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time party to this Agreement (the “Lenders”), BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, and BANC OF AMERICA SECURITIES LLC, as joint lead arrangers and joint lead bookrunners, (collectively, in such capacities, the “Arrangers”), BANK OF AMERICA, N.A., as syndication agent (in such capacity, the “Syndication Agent”), BOSIC INC., SUNTRUST BANK and THE BANK OF NOVA SCOTIA, as co-documentation agents (collectively, in such capacities, the “Co-Documentation Agents”), BARCLAYS BANK PLC, as administrative agent (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent”), and THE BANK OF NOVA SCOTIA, as Canadian agent (n such capacity, together with its permitted successors and assigns in such capacity, the “Canadian Agent”) and Canadian collateral agent (in such capacity, together with its permitted successors and assigns in such capacity, the “Canadian Collateral Agent”).
W I T N E S S E T H:
          WHEREAS, the Borrowers have requested that the Lenders make credit facilities available to the Borrowers in order to consummate the Refinancing (as defined below) and for the other purposes set forth herein;
          WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;
          NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “Acceptance Fee”: a fee payable by the Canadian Borrower with respect to the acceptance of a Bankers’ Acceptance by a Lender under this Agreement, as set forth in Section 2.16(d).
          “Acquisition Agreements”: any and all asset purchase or stock purchase agreements entered into by any Group Member in connection with any Permitted Acquisition, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
          “Acquisition Documentation”: collectively, the Acquisition Agreements and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

          “Additional Lender”: as defined in Section 2.26(b).
          “Adjustment Date”: as defined in the Pricing Grid.
          “Administrative Agent”: as defined in the preamble hereto.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents, the Canadian Agent, the Canadian Collateral Agent and the Administrative Agent.
          “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
          “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.
          “Agreement”: this Credit Agreement, as amended, restated, supplemented, replaced or otherwise modified from time to time.
          “Applicable Margin”: for each Type of Loan under each Facility, the rate per annum set forth opposite such Facility under the relevant column heading below:

	Canadian Prime	Base Rate	Acceptance	Eurodollar
	Rate Loans	Loans	Fee	Loans
Revolving Credit Facilities (including Swing Line Loans)	2.50%	2.50%	3.50%	3.50%
US Term Loan Facility	N.A.	2.50%	N.A.	3.50%
Canadian Term Loan Facility	2.50%	N.A.	3.50%	N.A.
provided, that on and after the first Adjustment Date occurring after the completion of two full fiscal quarters of the US Borrower after the Closing Date, the Applicable Margin with respect to Revolving Credit Loans, Swing Line Loans and Term Loans will be determined pursuant to the Pricing Grid.
          “Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

          “Arrangers”: as defined in the preamble hereto.
          “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (f) of Section 7.5) which yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.
          “Assignee”: as defined in Section 10.6(c).
          “Assignment and Assumption”: as defined in Section 10.6(c).
          “Assignor”: as defined in Section 10.6(c).
          “Auto-Reinstatement Letter of Credit”: as defined in Section 3.1(b).
          “Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount in Dollars equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitments then in effect over (b) the Dollar Equivalent of such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s (other than the Swing Line Lender’s) Available Revolving Credit Commitment for purposes of Section 2.10(a), the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero. The Available Revolving Credit Commitment with respect to the US Borrower shall be calculated by using only the Revolving Credit US/CA Commitments then in effect and the Revolving US/CA Extensions of Credit.
          “BA Equivalent Loan”: a Canadian Term Loan or a Revolving Credit Loan denominated in Canadian Dollars made by a Non BA Lender evidenced by a Discount Note.
          “Bankers’ Acceptance”: a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars and accepted by a Lender, and includes a Discount Note.
          “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, or the Federal Funds Effective Rate, respectively.
          “Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate or, with respect to Canadian Loans denominated in Dollars, the US Base Rate in Canada.

          “Benefited Lender”: as defined in Section 10.7.
          “Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
          “Borrowers”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the applicable Borrower, as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the applicable Borrower substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent or the Canadian Agent, as applicable.
          “Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City or (solely with respect to all notices and determinations in connection with, and payments of principal and interest on, Canadian Loans) Toronto, Ontario, are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.
          “Canadian Agent”: as defined in the preamble hereto.
          “Canadian Benefit Plans”: all material employee benefit plans maintained or contributed to by any Group Member that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, supplementary unemployment benefit plans or arrangements and all material life, health, dental and disability plans and arrangements in which the employees or former employees of any Group Member employed in Canada participate or are eligible to participate, but excluding all stock option or stock purchase plans.
          “Canadian Borrower”: as defined in the preamble hereto.
          “Canadian Collateral Agent”: as defined in the preamble hereto.
          “Canadian Collateral Agreement”: the Canadian Collateral Agreement to be executed and delivered by the Canadian Borrower and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit A-2, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
          “Canadian Dollars and Cdn. $”: lawful currency of Canada.

          “Canadian Funding Office”: the office specified from time to time by the Canadian Agent as its funding office by notice to the Canadian Borrower, the Administrative Agent and the applicable Lenders.
          “Canadian Loans”: (a) the Canadian Term Loans and (b) any Revolving Credit Loans made to the Canadian Borrower.
          “Canadian Payment Office”: the office specified from time to time by the Canadian Agent as its payment office by notice to the Canadian Borrower.
          “Canadian Pension Plans”: any plan which is considered to be a pension plan for the purposes of any applicable pension benefits standards statute and/or regulation in Canada established, maintained or contributed to by any Group Member, their respective employees or former employees.
          “Canadian Prime Rate”: on any day, the greater of: (a) the annual rate of interest announced from time to time by the Canadian Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, and (b) the CDOR Rate in effect from time to time plus 75 basis points per annum. Any change in the Canadian Prime Rate shall be effective as of the opening of business on the date the change becomes effective generally.
          “Canadian Prime Rate Loans”: Loans for which the applicable rate of interest is based upon the Canadian Prime Rate.
          “Canadian Subsidiaries”: Ram-Pak Compaction Systems Ltd, a corporation organized under the laws of Canada, and each other Subsidiary of the US Borrower, to the extent such Subsidiary is organized under the laws of Canada or any province thereof.
          “Canadian Term Loan”: as defined in Section 2.1(a).
          “Canadian Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Canadian Term Loan to the Canadian Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Canadian Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Canadian Term Loan Commitments is Cdn. $132,192,200.
          “Canadian Term Loan Facility”: as defined in the definition of Facility.
          “Canadian Term Loan Lenders”: each Lender that has a Canadian Term Loan Commitment or is the holder of a Canadian Term Loan.
          “Canadian Term Loan Percentages”: as to any Canadian Term Loan Lender at any time, the percentage which such Lender’s Canadian Term Loan Commitment then constitutes of the aggregate Canadian Term Loan Commitments (or, at any time after the funding of the Canadian Term Loans, the percentage which the aggregate principal amount of such Lender’s Canadian Term Loans then outstanding constitutes of the aggregate principal amount of the Canadian Term Loans then outstanding).
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) to the extent required to be capitalized under GAAP on a balance sheet of such Person.
          “Capital Holdings Company”: Capital Environmental Holdings Company, a Nova Scotia unlimited liability company.
          “Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or Canada or issued by any agency thereof and backed by the full faith and credit of the United States of America or Canada or any agency, state, province or territory thereof, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or is a bank listed in Schedule I of the Bank Act (Canada) and having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s or R-1 by Dominion Bond Rating Service Limited (“DBRS”) or carrying an equivalent rating by a nationally recognized rating agency, if all of the three named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States of America or the Government of Canada; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States of America or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A by Moody’s, or A by DBRS; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.
          “CDOR Rate”: on any day, the annual rate of interest which is the arithmetic average of the “BA 1 month” rates applicable to Canadian Dollar Bankers’ Acceptances issued by Schedule I Lenders identified as such on the Reuters Screen CDOR Page at approximately 10:00 A.M. (Toronto time) on such day (as adjusted by the Canadian Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the discount rates applicable to one month Canadian Dollar Bankers’ Acceptances of, and as quoted by, any two of the Schedule I Lenders, chosen by the Canadian Agent in its discretion, as of 10:00 A.M. on the day, or if the day is not a Business Day, then on the immediately preceding Business Day. If less than two Lenders quote the aforementioned rate, the CDOR Rate shall be the rate quoted by the Canadian Agent.
          “Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Existing Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the US Borrower; (b) during any period of 12 consecutive months the board of directors of the US Borrower shall cease to consist of a majority of Continuing Directors; (c) the US Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the common stock of the Canadian Borrower; or (d) any Specified Change of Control.
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 have been satisfied or waived, which date shall be deemed to be October 8, 2008.
          “Co-Documentation Agents”: as defined in the preamble hereto.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
          “Commitment”: with respect to any Lender, the sum of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.
          “Commitment Fee Rate”: 1/2 of 1% per annum.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the US Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group that includes the US Borrower and that is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such section, Section 414(m) or 414(o) of the Code.

          “Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.
          “Confidential Information Memorandum”: the Confidential Information Memorandum dated July 2008 and furnished to the initial Lenders in connection with the syndication of the Facilities.
          “Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.
          “Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the US Borrower, (a) the current portion of any Funded Debt of the Group Members and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans, Letters of Credit or Swing Line Loans, to the extent otherwise included therein.
          “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) total cash interest expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges and expenses (including any losses attributable to fluctuations in foreign currency exchange rates), (g) one-time severance charges and restructuring charges not to exceed $5,000,000 over the term of this Agreement, (h) costs incurred in connection with Permitted Acquisitions and other acquisitions permitted hereunder, whether or not consummated, in each case to the extent expensed and not capitalized and (i) to the extent not constituting cash interest expense, all expenses attributable to dividends and accruals in respect of preferred stock, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining total cash interest expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income (including any gains attributable to fluctuations in foreign currency exchange rates), all as determined on a consolidated basis; provided that, for purposes of calculating Consolidated EBITDA of the Group Members for any period for any reason other than the calculation of the Consolidated Interest Coverage Ratio, (i) the Consolidated EBITDA of any business unit acquired by the Group Members during such period shall be included on a pro forma basis (but without giving effect to any projected synergies or cost savings resulting from such acquisition except those adjustments in accordance with Regulation S-X of the

Securities Act of 1933 or otherwise agreed to by the Administrative Agent) for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such acquisition occurred on the first day of such period but without duplication of the Consolidated EBITDA of such business unit after the date of acquisition thereof) if the consolidated balance sheet of such acquired business unit as at the end of the period preceding the acquisition of such business unit and the related consolidated statements of income and stockholders’ equity and of cash flows (or, if no such balance sheet or statements of income and stockholder’s equity and of cash flows is available, such other financial information reasonably satisfactory to the Administrative Agent) for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any business unit Disposed of by the Group Members during such period shall be excluded for such period (assuming for purposes of the calculation of Consolidated EBITDA the consummation of such Disposition occurred on the first day of such period).
          “Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Group Members for such period to (b) Consolidated Interest Expense of the Group Members for such period.
          “Consolidated Interest Expense”: of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net cash costs of such Person under Hedge Agreements in respect of interest rates to the extent such net cash costs are allocable to such period in accordance with GAAP).
          “Consolidated Leverage Ratio”: as at the last day of any period of the US Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Group Members for such period.
          “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Group Members for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Group Member, or is merged into or consolidated with any Group Member, (b) the income (or deficit) of any Person (other than a Group Member) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by a Group Member in the form of cash dividends or similar distributions and (c) the undistributed earnings of any Group Member, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

          “Consolidated Senior Debt”: all Consolidated Total Debt other than Subordinated Debt.
          “Consolidated Senior Secured Debt”: at any date, without duplication, the sum of (i) the aggregate principal amount of all Term Loans then outstanding, (ii) the aggregate principal amount of Revolving Credit Loans then outstanding, (iii) the aggregate principal amount of Swing Line Loans then outstanding and (iv) the aggregate principal amount of any other secured Consolidated Senior Debt then outstanding.
          “Consolidated Senior Secured Leverage Ratio”: as of the last day of any period of the US Borrower, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA of the Group Members for such period.
          “Consolidated Total Debt”: at any date, without duplication, the aggregate principal amount of all Indebtedness of the Group Members at such date that would be classified as a liability on the consolidated balance sheet of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that earnouts and other similar contingent purchase price obligations incurred in connection with any Permitted Acquisition shall be excluded from the determination of Consolidated Total Debt.
          “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Group Members on such date less (b) Consolidated Current Liabilities of the Group Members on such date.
          “Continuing Directors”: the directors of the US Borrower on the Closing Date and each other director of the US Borrower, if, in each case, such other director’s nomination for election to the board of directors of the US Borrower is recommended by at least a majority of the then Continuing Directors, or such other director receives the vote of the Existing Investors in his or her election by the shareholders of the US Borrower.
          “Contractual Obligation”: with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or the manager, advisor or administrator of such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Derivatives Counterparty”: as defined in Section 7.6.

          “Discount Note”: a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit G-4, issued to a Non BA Lender to evidence a BA Equivalent Loan.
          “Discount Proceeds”: for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Interest Period and the denominator of which is 365 with the quotient being rounded up or down to the fifth decimal place and 0.00005 being rounded up.
          “Discount Rate”: (a) in respect of any Bankers’ Acceptance accepted by a Lender that is a Schedule I Lender, the CDOR Rate for the applicable period; and (b) in respect of any Bankers’ Acceptance accepted by a Lender that is a Schedule II Lender, the CDOR Rate for the applicable period plus 0.10%.
          “Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than the granting or creation of any Liens with respect to such property); and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: lawful currency of the United States of America.
          “Dollar Equivalent”: (i) as to any amount denominated in Canadian Dollars at any time, the equivalent amount in Dollars as determined on the basis of the Exchange Rate for the purchase of Dollars with Canadian Dollars as of the date of the calculation and (ii) as to any amount denominated in Dollars at any time, such amount.
          “Domestic Subsidiary”: any Subsidiary of the US Borrower organized under the laws of any jurisdiction within the United States of America.
          “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States of America, Canada or any state, provincial, territorial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the protection of the environment or of human health, or employee health and safety, or the use, manufacture, generation, storage, treatment, disposal, handling or transportation of, or exposure to, hazardous substances and wastes, as has been, is now, or hereafter becomes, in effect.
          “Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any applicable Environmental Law.

          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.
          “Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Excess Cash Flow”: for any fiscal year of the US Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income of the US Borrower for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non cash loss on the Disposition of Property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Group Members, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii) the aggregate amount actually paid by the Group Members in cash during such fiscal year on account of Capital Expenditures (excluding (x) the amount of any Capital Expenditure to the extent financed by Funded Debt (other than Indebtedness under revolving credit arrangements) incurred and used to finance such expenditures and (y) the amount of any such Capital Expenditures financed with the proceeds of any Reinvestment Deferred Amount in such fiscal year), (iii) to the extent added in calculating Consolidated Net Income the aggregate amount of Reinvestment Deferred Amounts on the last day of such fiscal year, (iv) the aggregate amount of all optional prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Credit Commitments and all optional prepayments of the Term Loans during such fiscal year, (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Group Members made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (vi) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vii) the aggregate net amount of non cash gain on the Disposition of Property by the Group Members during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Group Members, (ix) the amount of any Restricted Payments permitted under Sections 7.6(b) and (f) made in such fiscal year and (x) the aggregate amount of cash from operations used to consummate any acquisition permitted under Section 7.8 in such fiscal year.
          “Excess Cash Flow Application Date”: as defined in Section 2.13(c).
          “Exchange Rate”: on any day, (i) with respect to Canadian Dollars, the spot rate at which Dollars are offered on such day by the Canadian Agent in Toronto, Canada (or such other location selected by the Canadian Agent) for Canadian Dollars, and (ii) with respect to Dollars, the spot rate at which Canadian Dollars are offered on such day by the Canadian Agent in Toronto, Canada (or such other location selected by the Canadian Agent) for Dollars.
          “Exchangeable Shares”: equity securities issued by the Canadian Borrower to certain of its security holders in connection with the Migration that are exchangeable into common stock of the US Borrower.
          “Excluded Foreign Subsidiaries”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock or any of the assets of such Subsidiary as Collateral for the Obligations or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the US Borrower, result in adverse tax consequences to the US Borrower.
          “Excluded Proceeds”: Net Cash Proceeds received by the US Borrower from the issuance of its Capital Stock (including preferred stock) to the extent such proceeds are used to make Investments permitted by Sections 7.8(g) and (i) or Restricted Payments permitted by Section 7.6(c).
          “Excluded Taxes”: as defined in Section 2.21(a).

          “Existing Credit Agreement”: the Second Amended and Restated Credit Agreement, dated as of December 28, 2006 (as amended, restated, supplemented or otherwise modified prior to the Closing Date), among the Borrowers, the lenders party thereto, Lehman Brothers Inc., as exclusive advisor, sole lead arranger and sole bookrunner, CIBC World Markets Corp., as syndication agent, Bank of America, N.A., as documentation agent, Lehman Commercial Paper Inc., as administrative agent, and Canadian Imperial Bank of Commerce, as Canadian agent.
          “Existing Investors”: the collective reference to Michael DeGroote and each manager, officer and director of the US Borrower who owned Capital Stock of the US Borrower on the Closing Date and their Control Investment Affiliates.
          “Existing Issuing Lender”: Bank of America, N.A., as issuer of the Existing Letters of Credit.
          “Existing Letters of Credit”: the letters of credit described in Annex B.
          “Facility”: each of (a) the US Term Loan Commitment and the US Term Loans made thereunder, (the “US Term Loan Facility”), (b) the Canadian Term Loan Commitment and the Canadian Term Loans made thereunder, (the “Canadian Term Loan Facility”), (c) the Revolving Credit CA Commitments and the extensions of credit made thereunder (the “Revolving Credit CA Facility”), (d) the Revolving Credit US/CA Commitments and the extensions of credit made thereunder (the “Revolving Credit US/CA Facility”) and (e) any Incremental Term Loan Facility.
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Foreign Subsidiary”: any Subsidiary of the US Borrower that is not a Domestic Subsidiary or a Canadian Subsidiary.
          “FQ1”, “FQ2 ”, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the US Borrower (e.g., FQ1 2009 means the first fiscal quarter of the US Borrower’s 2009 fiscal year, which ends March 31, 2009).
          “Funded Debt”: means Indebtedness that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date.
          “Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the US Borrower and the Lenders.

          “GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.
          “Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Group Member”: the US Borrower and each of its Subsidiaries (including the Canadian Borrower).
          “Guarantee and US Collateral Agreement”: the Guarantee and US Collateral Agreement to be executed and delivered by the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit A-1, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
          “Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
          “Guarantors”: the collective reference to the Subsidiary Guarantors.
          “Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by any Group Member providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.
          “Incremental Amendment”: as defined in Section 2.26(b).
          “Incremental Canadian Term Loans”: as defined in Section 2.26(a).
          “Incremental Canadian Term Loan Facility”: a term loan facility established pursuant to Section 2.26(a).
          “Incremental Term Loan Facility”: each of the Incremental Canadian Term Loan Facility and the Incremental US Term Loan Facility.
          “Incremental Term Loans”: as defined in Section 2.26(a).
          “Incremental US Term Loans”: as defined in Section 2.26(a).
          “Incremental US Term Loan Facility”: a term loan facility established pursuant to Section 2.26(a).
          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations or Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bonds (except unmatured reimbursement obligations in respect of surety bonds obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition) or similar facilities, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, to the extent mandatorily redeemable (upon the occurrence of a contingency or otherwise) in cash on or prior to the date which is one year after the final maturity date of the Loans (other than in connection with change of control events and asset sales to the extent that the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock in connection with such change of control or asset sale unless such repurchase or redemption complies with the provisions of this Agreement, (h) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person in cash on or prior to the date which is one year after the final maturity date of the Loans (other than in connection with change of control events and asset sales to the extent that the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock in connection with such change of control or asset sale unless such repurchase or redemption complies with the provisions of this Agreement), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.
          “Indemnified Liabilities”: as defined in Section 10.5.
          “Indemnitee”: as defined in Section 10.5.
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States of America, Canada, state, provincial, territorial, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Interest Payment Date”: (a) as to any Base Rate Loan (other than any Loan bearing interest at the US Base Rate in Canada) the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Canadian Prime Rate Loan and any Loan bearing interest at the US Base Rate in Canada, the first day of the month following the month in which such interest was accrued, (c) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (d) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (e) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan or a Canadian Prime Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.
          “Interest Period”: as to any Eurodollar Loan or Bankers’ Acceptance, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan or Bankers’ Acceptance and ending one, two, three or six months thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan or Bankers’ Acceptance and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent or the Canadian Agent (in respect of a Bankers’ Acceptance) not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
          (ii) any Interest Period in respect of any Eurodollar Loan that would otherwise extend beyond the Revolving Credit Termination Date (in the case of a Eurodollar Loan which is a Revolving Loan) or beyond the date final payment is due on the Term Loan (in the case of a Eurodollar Loan which is a Term Loan), shall end on the Revolving Credit Termination Date or such due date, as applicable;
          (iii) no Interest Period in respect of a Bankers’ Acceptance may extend beyond the Revolving Credit Termination Date; and
          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
          “Investments”: as defined in Section 7.8.
          “IRB Transaction”: means the issuance of industrial revenue bonds by Governmental Authorities in connection with the purchase, construction, development or improvement of real property by any Group Member to be used in its business or any buildings and equipment related thereto which are guaranteed by or backed by the credit of any Group Member.
          “Issuing Lender”: Bank of America, N.A., The Bank of Nova Scotia and any other Revolving Credit Lender from time to time designated by any Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent or the Canadian Agent, as applicable.
          “Judgment Currency”: as defined in Section 10.20.
          “L/C Commitment”: $124,833,333.33.
          “L/C Fee Payment Date”: (a) as to any Letters of Credit denominated in Dollars, the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period and (b) as to any Letters of Credit denominated in Canadian Dollars, the first day of each April, July, October and January and the last day of the Revolving Credit Commitment Period.
          “L/C Obligations”: at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
          “L/C Participants”: with respect to any Letter of Credit, the collective reference to the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

          “Lender Addendum”: with respect to any applicable Lender, a Lender Addendum, substantially in the form of Exhibit I or such other form substantially similar to Exhibit I and reasonably acceptable to the Borrowers and the Administrative Agent.
          “Lenders”: as defined in the preamble hereto.
          “Letters of Credit”: as defined in Section 3.1(a).
          “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loan”: any loan made by any Lender pursuant to this Agreement.
          “Loan Documents”: this Agreement (including any amendments, consents or waivers with respect thereto), the Security Documents, the Applications and the Notes.
          “Loan Parties”: the Borrowers and each Subsidiary of either Borrower that is a party to a Loan Document.
          “Majority Revolving Credit Facility Lenders”: the holders of more than 50% of the Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Revolving Extensions of Credit then outstanding.
          “Material Adverse Effect”: a material adverse effect on (a) the business, assets, financial condition, or results of operation of the Group Members taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.
          “Material Environmental Amount”: an amount or amounts payable by the Group Members, in the aggregate in excess of $2,000,000 for: unbudgeted costs to comply with any Environmental Law; costs of any investigation, and any remediation, of any Material of Environmental Concern; and compensatory damages (including, without limitation damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.
          “Materials of Environmental Concern”: any gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, radioactive substances, and any other substances, pollutants, contaminants or forces of any kind that are defined, listed, regulated or otherwise characterized as hazardous, dangerous or toxic (or words of similar intent or meaning) under any Environmental Law or could give rise to liability under any Environmental Law.
          “Migration”: the reorganization in which the Canadian Borrower and its Canadian Subsidiaries became indirect Subsidiaries of the US Borrower by way of a plan of arrangement under the Business Corporations Act (Ontario) approved by the Ontario Superior Court of Justice and certain security holders of the Canadian Borrower.

          “Moody’s”: Moody’s Investors Service, Inc.
          “Mortgaged Properties”: the owned real properties listed on Schedule 4.24, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.
          “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D-1 with respect to property in the United States of America, and Exhibit D-2 with respect to property in Canada (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the US Borrower or a Commonly Controlled Entity is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Net Cash Proceeds”: (a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), and other reasonable and customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and, solely in connection with any such Asset Sale, any reserves in accordance with GAAP with respect to any adjustments to the sales prices of such assets or established with respect to any liabilities (including indemnities) potentially arising in connection with such sale; provided, that any such reserved amount shall be Net Cash Proceeds to the extent and at the time not required to be so reserved, (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with any Purchase Price Refund, the cash amount thereof, net of any reasonable and customary expenses incurred in the collection thereof and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangement).
          “Non BA Lender”: a Lender that cannot or does not as a matter of policy issue Bankers’ Acceptances.
          “Non-Excluded Taxes”: as defined in Section 2.21(a).

          “Non-Reinstatement Deadline”: as defined in Section 3.1(b).
          “Non-U.S. Lender”: as defined in Section 2.21(f).
          “Note”: any promissory note evidencing any Loan.
          “Obligation Currency”: as defined in Section 10.20.
          “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrowers to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise and; provided, that (x) obligations of any Group Member under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant”: as defined in Section 10.6(b).
          “PATRIOT Act”: as defined in Section 4.25.
          “Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the US Borrower.
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Permits”: the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, and rights of way.
          “Permitted Acquisition”: as defined in Section 7.8(g).

          “Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (ii) in the case of Collateral consisting of Pledged Stock, non-consensual Liens permitted by Section 7.3 to the extent arising by operation of law.
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Personal Property Security Legislation”: all applicable personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules and regulations thereunder or related thereto, including without limitation, the UCC and the Personal Property Security Act (Ontario).
          “Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the US Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, but excluding, for greater certainty, Canadian Benefit Plans and Canadian Pension Plans.
          “Pledged Stock”: as defined in the Guarantee and US Collateral Agreement or the Canadian Collateral Agreement, as applicable.
          “Pricing Grid”: the pricing grid attached hereto as Annex A.
          “Pro Forma Balance Sheet”: as defined in Section 4.1(a).
          “Projections”: as defined in Section 6.2(c).
          “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
          “Purchase Price Refund”: any amount received by any Group Member as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by any Group Member.
          “Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.
          “Quebec Subsidiary”: 9180-1720 Quebec Inc., a Quebec corporation
          “Real Estate”: all Real Property held or used by the Group Members, which the relevant Group Member owns in fee or in which it holds a leasehold interest as a tenant.

          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
          “Refinancing”: the repayment in full in cash of all Indebtedness and other obligations (other than indemnities and other similar obligations not yet due and payable and letters of credit which are either assumed hereunder or backed with a Letter of Credit) outstanding under the Existing Credit Agreement and the other “Loan Documents” as defined in the Existing Credit Agreement, and the termination of all commitments provided thereunder and the discharge and/or release of all guarantees and collateral provided in connection therewith.
          “Refunded Swing Line Loans”: as defined in Section 2.7(b).
          “Refunding Date”: as defined in Section 2.7(c).
          “Register”: as defined in Section 10.6(d).
          “Regulation H”: Regulation H of the Board as in effect from time to time.
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reimbursement Obligation”: the obligation of the Borrowers to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Credit Commitments pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale, Purchase Price Refund or Recovery Event in respect of which the US Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the US Borrower (directly or indirectly through a Wholly Owned Subsidiary of the US Borrower) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event to acquire assets useful in its or such Subsidiary’s business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended on or prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the US Borrower’s business.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the US Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the US Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
          “Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.
          “Release”: means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.
          “Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Responsible Officer”: as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person, and for purposes of (i) Section 6.7, the chief legal officer of such Person and (ii) Section 5.1(a), any Vice President or other duly authorized officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the US Borrower.
          “Restricted Debt Repayment”: as defined in Section 7.9(b).
          “Restricted Payments”: as defined in Section 7.6.
          “Reuters Screen CDOR Page”: the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for Bankers’ Acceptances accepted by leading Canadian banks.
          “Revolving CA Extensions of Credit”: as to any Revolving Credit CA Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit CA Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit CA

Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit CA Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
          “Revolving Credit CA Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit CA Loans and participate in Swing Line Loans to the Canadian Borrower and Letters of Credit of the Canadian Borrower , in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit CA Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the aggregate Revolving Credit CA Commitments is Cdn. $16,333,333.33.
          “Revolving Credit CA Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Revolving Credit CA Facility Percentage”: the percentage which the aggregate amount of the Commitments with respect to the Revolving Credit CA Facility then constitutes of the aggregate amount of the Commitments with respect to the Revolving Credit Facilities.
          “Revolving Credit CA Lender”: each Lender that has a Revolving Credit CA Commitment or that is the holder of Revolving Credit CA Loans.
          “Revolving Credit CA Loans”: as defined in Section 2.4.
          “Revolving Credit CA Percentage”: as to any Revolving Credit CA Lender at any time, the percentage which such Lender’s Revolving Credit CA Commitment then constitutes of the Total Revolving Credit CA Commitments (or, at any time after the Revolving Credit CA Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving CA Extensions of Credit then outstanding constitutes of the amount of the aggregate Revolving CA Extensions of Credit then outstanding).
          “Revolving Credit Commitment”: as to any Lender, its Revolving Credit CA Commitment and its Revolving Credit US/CA Commitment.
          “Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.
          “Revolving Credit Facilities”: the Revolving Credit CA Facility and the Revolving Credit US/CA Facility.
          “Revolving Credit Lender”: each Revolving Credit CA Lender and each Revolving Credit US/CA Lender.
          “Revolving Credit Loans”: as defined in Section 2.4.
          “Revolving Credit Note”: as defined in Section 2.9(e).

          “Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, with respect to Loans to the Canadian Borrower, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the amount of the aggregate Revolving Extensions of Credit then outstanding) and with respect to Loans to the US Borrower, such Revolving Credit Lender’s Revolving Credit US/CA Percentage.
          “Revolving Credit Termination Date”: October 8, 2013.
          “Revolving Credit US/CA Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit US/CA Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit US/CA Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the aggregate Revolving Credit US/CA Commitments is $124,833,333.33.
          “Revolving Credit US/CA Facility”: as defined in the definition of “Facility” in this Section 1.1.
          “Revolving Credit US/CA Facility Percentage”: the percentage which the aggregate amount of the Commitments with respect to the Revolving Credit US/CA Facility then constitutes of the aggregate amount of the Commitments with respect to the Revolving Credit Facilities.
          “Revolving Credit US/CA Lender”: each Lender that has a Revolving Credit US/CA Commitment or that is the holder of Revolving Credit Loans.
          “Revolving Credit US/CA Loans”: as defined in Section 2.4.
          “Revolving Credit US/CA Percentage”: as to any Revolving Credit US/CA Lender at any time, the percentage which such Lender’s Revolving Credit US/CA Commitment then constitutes of the Total Revolving Credit US/CA Commitments (or, at any time after the Revolving Credit US/CA Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving US/CA Extensions of Credit then outstanding constitutes of the amount of the aggregate Revolving US/CA Extensions of Credit then outstanding).
          “Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

          “Revolving US/CA Extensions of Credit”: as to any Revolving Credit US/CA Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit US/CA Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit US/CA Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit US/CA Percentage of the aggregate principal amount of Swing Line Loans then outstanding.
          “S&P”: Standard & Poor’s Ratings Services.
          “Schedule I Lender”: any Lender named on Schedule I to the Bank Act (Canada).
          “Schedule II Lender”: any Lender named on Schedule II or Schedule III to the Bank Act (Canada).
          “SEC”: the Securities and Exchange Commission of the United States of America (or successors thereto or an analogous Governmental Authority).
          “Secured Parties”: as defined in the Guarantee and US Collateral Agreement.
          “Security Documents”: the collective reference to the Guarantee and US Collateral Agreement, the Canadian Collateral Agreement, the Mortgages, any intellectual property security agreements or control agreements that may be required to be delivered pursuant to the Guarantee and US Collateral Agreement or any other Loan Document and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
          “Senior Subordinated Note Indenture”: the Indenture entered into by the US Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the US Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time after the Closing Date in accordance with Section 7.9.
          “Senior Subordinated Notes”: the subordinated notes of the US Borrower issued from time to time pursuant to the Senior Subordinated Note Indenture and any indenture governing any refinancing thereof permitted by Section 7.2(h).
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
          “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirements of Law relating to bankruptcy, insolvency or creditor’s rights. For purposes of this definition, (i) “debt” shall mean liability on a “claim”, and (ii) “claim” shall mean any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
          “Specified Change of Control”: a “change of control” or similar event (howsoever defined) as defined in the Senior Subordinated Note Indenture.
          “Specified Hedge Agreement”: any Hedge Agreement entered into by either Borrower or any Guarantor and any Qualified Counterparty.
          “Subordinated Debt”: the Senior Subordinated Notes and any other Indebtedness of any Group Member which by its terms is expressly subordinated to the Obligations.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either Borrower.
          “Subsidiary Guarantor”: each Subsidiary of either Borrower other than (a) any Excluded Foreign Subsidiary and (b) the Quebec Subsidiary.
          “Swing Line Commitment”: an aggregate principal amount at any one time outstanding not to exceed $8,000,000.
          “Swing Line Lender”: Barclays Bank PLC and, with respect to Swing Line Loans to the Canadian Borrower, The Bank of Nova Scotia, and any successor or assignee of any of the foregoing consented to by the Borrowers and who has agreed to act as Swing Line Lender hereunder.
          “Swing Line Loans”: as defined in Section 2.6.
          “Swing Line Note”: as defined in Section 2.9(e).
          “Swing Line Participation Amount”: as defined in Section 2.7(c).
          “Syndication Agent”: as defined in the preamble hereto.

          “Synthetic Lease Obligations”: all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment); it being understood that obligations in respect of operating leases entered into by any Group Member in the ordinary course of business which would not, upon the insolvency of a Group Member be characterized as indebtedness of a Group Member, shall not constitute “Synthetic Lease Obligations”.
          “Term Loan Maturity Date”: October 8, 2013.
          “Term Loan Commitment”: as to any Canadian Term Loan Lender, its Canadian Term Loan Commitment, and as to any US Term Loan Lender, its US Term Loan Commitment.
          “Term Loan Facilities”: collectively, the Canadian Term Loan Facility and the US Term Loan Facility.
          “Term Loan Lenders”: the collective reference to the Canadian Term Loan Lenders, the US Term Loan Lenders and the Lenders with respect to any Incremental Term Loans.
          “Term Loans”: collectively, the Canadian Term Loans, the US Term Loans and any Incremental Term Loans.
          “Term Note”: as defined in Section 2.9(e).
          “Title Insurance Company”: as defined in Section 5.1(m).
          “Total Revolving Credit CA Commitments”: at any time, the aggregate amount of the Revolving Credit CA Commitments then in effect.
          “Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.
          “Total Revolving Credit US/CA Commitments”: at any time, the aggregate amount of the Revolving Credit US/CA Commitments then in effect.
          “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.
          “Transferee”: as defined in Section 10.14.
          “Type”: as to any Loan, its nature as a Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or BA Equivalent Loan.
          “UCC”: the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

          “US Base Rate in Canada”: at any time, the greater of (i) the rate of interest per annum equal to the rate at which the principal office of the Canadian Agent in Toronto, Ontario, announces from time to time as the reference rate of interest for loans in Dollars to its Canadian borrowers, adjusted automatically with each change in such rate without the necessity of any notice to the Borrowers or any other Person, and (ii) the Federal Funds Effective Rate (converted to a rate based on based on a 365 or 366 day period, as the case may be), in effect from time to time, plus .50% per annum. Any change in the US Base Rate in Canada shall be effective as of the opening of business on the day the change becomes effective generally.
          “US Borrower”: as defined in the preamble hereto.
          “US Term Loan”: as defined in Section 2.1(a).
          “US Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a US Term Loan to the US Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “US Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the US Term Loan Commitments is $39,891,423.74.
          “US Term Loan Facility”: as defined in the definition of Facility in this document.
          “US Term Loan Lenders”: each Lender that has a US Term Loan Commitment or is the holder of a US Term Loan.
          “US Term Loan Percentages”: as to any US Term Loan Lender at any time, the percentage which such Lender’s US Term Loan Commitment then constitutes of the aggregate US Term Loan Commitments (or, at any time after the funding of the US Term Loans, the percentage which the aggregate principal amount of such Lender’s US Term Loans then outstanding constitutes of the aggregate principal amount of the US Term Loans then outstanding).
          “Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of either Borrower.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) All calculations of financial ratios set forth in Section 7.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.
          (f) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
          2.1 Term Loan Commitments. (a) Subject to the terms and conditions hereof, (a) the US Term Loan Lenders severally agree to make term loans (each, a “US Term Loan”) to the US Borrower on the Closing Date in an aggregate principal amount for each US Term Loan Lender not to exceed the amount of the US Term Loan Commitment of such Lender, and (b) the Canadian Term Loan Lenders severally agree to make term loans (each, a “Canadian Term Loan”) to the Canadian Borrower on the Closing Date in an aggregate principal amount for each Canadian Term Loan Lender not to exceed the amount of the Canadian Term Loan Commitment of such Lender.
          (b)  The Term Loans may from time to time be, in the case of US Term Loans, Eurodollar Loans or Base Rate Loans and, in the case of Canadian Term Loans, Bankers’ Acceptances or Canadian Prime Rate Loans, as determined in accordance with Sections 2.2 or 2.13 hereof.
          2.2 Procedure for Borrowing of Term Loans. (a) The Borrowers shall deliver to the Administrative Agent or, in the case of Canadian Term Loans, the Canadian Agent, a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent or the Canadian Agent, as applicable) prior to 11:00 A.M., New York City time, (a) three Business Days prior to the Closing Date, in the case of Eurodollar Loans, (b) two Business Days prior to the Closing Date, in the case of Bankers’ Acceptances, or (c) one Business Day prior to the Closing Date, in the case of Base Rate Loans and Canadian Prime Rate Loans) requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each applicable Term Loan Lender thereof. Not later than 11:00 A.M., New York City time, on the Closing Date, each Term Loan Lender shall make available to the Administrative Agent or the Canadian Agent, as applicable, at the Funding Office or the Canadian Funding Office, as applicable, an amount in immediately available funds equal to the Term Loans to be made by such Lender on the Closing Date. The Administrative Agent or the Canadian Agent, as applicable, shall make available to the applicable Borrower the aggregate of the amounts made available to the Administrative Agent or the Canadian Agent, as applicable, by the applicable Term Loan Lenders, in like funds as received by the Administrative Agent or the Canadian Agent, as applicable.
          2.3 Repayment of Term Loans. (a) The US Term Loan of each US Term Loan Lender shall mature in 20 consecutive quarterly installments commencing on December 31, 2008, each of which shall be in an amount equal to such Lender’s US Term Loan Percentage multiplied by the percentage of the original principal amount of the US Term Loan outstanding as of the Closing Date, as set forth below opposite such installment.

Percentage of
Original Principal
Installment	Amount
December 31, 2008	1.25%
March 31, 2009	1.25%
June 30, 2009	1.25%
September 30, 2009	1.25%
December 31, 2009	2.50%
March 31, 2010	2.50%
June 30, 2010	2.50%
September 30, 2010	2.50%
December 31, 2010	3.75%
March 31, 2011	3.75%
June 30, 2011	3.75%
September 30, 2011	3.75%
December 31, 2011	5.00%
March 31, 2012	5.00%
June 30, 2012	5.00%
September 30, 2012	5.00%
December 31, 2012	12.50%
March 31, 2013	12.50%
June 30, 2013	12.50%
Term Loan Maturity Date	12.50%

          (b) The Canadian Term Loan of each Canadian Term Loan Lender shall mature in 20 consecutive quarterly installments commencing on December 31, 2008, each of which shall be in an amount equal to such Lender’s Canadian Term Loan Percentage multiplied by the percentage of the original aggregate amount of the Canadian Term Loan outstanding as of the Closing Date, as set forth below opposite such installment.

Percentage of
Original Principal
Installment	Amount
December 31, 2008	1.25%
March 31, 2009	1.25%
June 30, 2009	1.25%
September 30, 2009	1.25%
December 31, 2009	2.50%
March 31, 2010	2.50%
June 30, 2010	2.50%
September 30, 2010	2.50%
December 31, 2010	3.75%
March 31, 2011	3.75%
June 30, 2011	3.75%
September 30, 2011	3.75%
December 31, 2011	5.00%
March 31, 2012	5.00%
June 30, 2012	5.00%
September 30, 2012	5.00%
December 31, 2012	12.50%
March 31, 2013	12.50%
June 30, 2013	12.50%
Term Loan Maturity Date	12.50%
          2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit CA Lenders severally agree to make revolving credit loans denominated in Canadian Dollars or Dollars (“Revolving Credit CA Loans”) to the Canadian Borrower from time to time during the Revolving Credit Commitment Period in the Dollar Equivalent of an aggregate principal amount at any one time outstanding for each Revolving Credit CA Lender which, when added to such Lender’s Revolving Credit CA Percentage of the sum of the Revolving Credit CA Facility Percentage of (i) the L/C Obligations of the Canadian Borrower then outstanding and (ii) the Dollar Equivalent of the aggregate principal amount of the Swing Line Loans of the Canadian Borrower then outstanding, does not exceed the amount of such Lender’s Revolving Credit CA Commitment. Subject to the terms and conditions hereof, the Revolving Credit US/CA Lenders severally agree to make revolving credit loans denominated in Dollars or Canadian Dollars (with respect to the Canadian Borrower) or Dollars (with respect to the US Borrower) (“Revolving Credit US/CA Loans” and together with Revolving Credit CA Loans, “Revolving Credit Loans”) to the Borrowers from time to time during the Revolving Credit Commitment Period in the Dollar Equivalent of an aggregate principal amount at any one time outstanding for each Revolving Credit US/CA Lender which, when added to such Lender’s Revolving Credit US/CA Percentage of the sum of (i) the L/C US/CA Obligations of the US Borrower then outstanding, (ii) the Dollar Equivalent of the aggregate principal amount of the Swing Line Loans of the US Borrower then outstanding, (iii) the Revolving Credit US/CA Facility Percentage of the L/C Obligations of the Canadian Borrower and (iv) the Dollar Equivalent of the Revolving Credit US/CA Facility Percentage of the aggregate principal amount of the Swing Line Loans of the Canadian Borrower then outstanding, does not exceed the amount of such Lender’s Revolving Credit US/CA Commitment. During the Revolving Credit Commitment Period, the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying (in whole or in part), and reborrowing, the Revolving Credit Loans, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans, Base Rate Loans, Bankers’ Acceptances or Canadian Prime Rate Loans, as applicable, as determined by the applicable Borrower and notified to the Administrative Agent or the Canadian Agent, as applicable, in accordance with Sections 2.5 and 2.14, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan or a Bankers’ Acceptance after the day that is one month prior to the Revolving Credit Termination Date.
          (b) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.
          2.5 Procedure for Revolving Credit Borrowing. (a)  The Borrowers may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the applicable Borrower shall deliver to the Administrative Agent and, with respect to any Canadian Loans, the Canadian Agent, as applicable, a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent and, if applicable, the Canadian Agent, prior to 11:00 A.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, (b) two Business Days prior to the Closing Date, in the case of Bankers’ Acceptances or (c) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans and Canadian Prime Rate Loans). Every borrowing by the Canadian Borrower must be made pro rata between the Revolving Credit CA Commitments and the Revolving Credit US/CA Commitments, based upon the Revolving Credit CA Facility Percentage and the Revolving Credit US/CA Facility Percentage, as applicable. Any borrowing by the Borrowers of Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans or Canadian Prime Rate Loans, as applicable. Each borrowing by the Borrowers of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans and Canadian Prime Rate Loans, $1,000,000 (or Cdn. $1,000,000, as applicable) or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000 (or Cdn. $1,000,000), such lesser amount), and (y) in the case of Eurodollar Loans and Bankers’ Acceptances, $5,000,000 (or Cdn. $5,000,000, as applicable) or a whole multiple of $1,000,000 (or Cdn. $1,000,000), in excess thereof; provided, that a Swing Line Lender may request, on behalf of the applicable Borrower, borrowings of Base Rate Loans and Canadian Prime Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7. Upon receipt of any such Borrowing Notice from the Canadian Borrower, the Canadian Agent shall promptly notify each Revolving Credit CA Lender thereof. Upon receipt of any such Borrowing Notice from the US Borrower, the Administrative Agent shall promptly notify each Revolving Credit US/CA Lender thereof. Each Revolving Credit CA

Lender will make its Revolving Credit CA Percentage of the amount of each borrowing of Revolving Credit CA Loans available to the Canadian Agent for the account of the Canadian Borrower at the Canadian Funding Office prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Canadian Borrower in funds immediately available to the Canadian Agent. Each Revolving Credit US/CA Lender will make its Revolving Credit US/CA Percentage of the amount of each borrowing of Revolving Credit CA/US Loans available to the Administrative Agent or the Canadian Agent, as applicable, for the account of the applicable Borrower at the Funding Office or the Canadian Funding Office, as applicable, prior to 11:00 A.M., New York City time, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent or the Canadian Agent, as applicable. Such borrowings will then be made available to such Borrower by the Administrative Agent or the Canadian Agent, as applicable, in like funds as received by the Administrative Agent or the Canadian Agent, as applicable.
          (b) The Canadian Borrower hereby designates the US Borrower as its representative and agent on its behalf for the purposes of issuing Borrowing Notices and notices of conversion or continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Canadian Borrower under the Loan Documents. The Administrative Agent, the Canadian Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the US Borrower as a notice or communication from the Canadian Borrower and the US Borrower. Each warranty, covenant, agreement and undertaking made on its behalf by the US Borrower shall be deemed for all purposes to have been made by the Canadian Borrower and shall be binding upon and enforceable against the Canadian Borrower to the same extent as it if the same had been made directly by the Canadian Borrower.
          (c) It is agreed and understood that each Borrower shall be a Guarantor of the other Borrower’s Obligations pursuant to the Guarantee and Collateral Agreement, but not co-Borrowers in respect of any Loans or other obligations under this Agreement.
          2.6 Swing Line Commitments. (a)  Subject to the terms and conditions hereof, each Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrowers in the form of swing line loans denominated in Dollars or Canadian Dollars (with respect to the Canadian Borrower) or Dollars (with respect to the US Borrower) (“Swing Line Loans”) a portion of the credit otherwise available to the Borrowers under the Revolving Credit Commitments; provided, that (i) the Dollar Equivalent of the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lenders’ other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrowers shall not request, and no Swing Line Lender shall make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments with respect to the Borrower requesting such Swing Line Loan would be less than zero. During the Revolving Credit Commitment Period, the Borrowers may use the Swing Line Commitment

by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans denominated in Dollars shall be Base Rate Loans only, and Swing Line Loans denominated in Canadian Dollars shall be Canadian Prime Rate Loans only. Notwithstanding the foregoing, if a Swing Line Lender has not consented to a Revolving Credit Lender becoming a party hereto by Lender Addendum on the Closing Date, such Swing Line Lender shall not be required to make a Swing Line Loan hereunder unless such Swing Line Lender has entered into arrangements satisfactory to it and the applicable Borrower with respect to such Revolving Credit Lender’s participation in such Swing Line Loan, including by cash collateralizing an amount equal to such Revolving Credit Lender’s share of the Swing Line Loans outstanding.
          (b) The Borrowers shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.
          2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.
          (a) The Borrowers may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the applicable Borrower shall give the relevant Swing Line Lender and the Administrative Agent irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by such Swing Line Lender and the Administrative Agent not later than 11:00 A.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to (A) in the case of Swing Line Loans denominated in Dollars, $500,000 or a whole multiple of $100,000 in excess thereof, and (B) in the case of Swing Line Loans denominated in Canadian Dollars, Cdn. $500,000 or a whole multiple of Cdn. $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the relevant Swing Line Lender shall make available to the Administrative Agent or the Canadian Agent, as applicable, at the Funding Office or the Canadian Funding Office, as applicable, an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent or the Canadian Agent, as applicable, shall make the proceeds of such Swing Line Loan available to the applicable Borrower on such Borrowing Date in like funds as received by the Administrative Agent or the Canadian Agent, as applicable.
          (b) Each Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (which hereby irrevocably directs such Swing Line Lender to act on its behalf), on one Business Day’s notice given by such Swing Line Lender to the Administrative Agent and, if applicable, the Canadian Agent, no later than 11:00 A.M., New York City time), request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan or a Canadian Prime Rate Loan, as applicable), in an amount equal to such Revolving Credit Lender’s Revolving Credit CA Percentage or Revolving Credit US/CA Percentage, as applicable, of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay such Swing Line Lender and any such request with respect to Swing Line Loans owing by the Canadian Borrower shall be made pro rata between the Revolving Credit CA Commitments and the Revolving Credit US/CA Commitments based upon the Revolving Credit Facility Percentages and no Revolving Credit

CA Lender shall be required to make a Revolving Credit Loan to the US Borrower. Each Revolving Credit CA Lender shall make the amount of such Revolving Credit CA Loan available to the Canadian Agent at the Canadian Funding Office, in immediately available funds, not later than 11:00 A.M., New York City time, one Business Day after the date of such notice. Each Revolving Credit US/CA Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent or the Canadian Agent, as applicable, at the Funding Office or the Canadian Funding Office, as applicable, in immediately available funds, not later than 11:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent or the Canadian Agent, as applicable, to the relevant Swing Line Lender for application by such Swing Line Lender to the repayment of the Refunded Swing Line Loans. Each Borrower irrevocably authorizes such Swing Line Lender to charge such Borrower’s accounts with the Administrative Agent or the Canadian Agent, as applicable, (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.
          (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower, or if for any other reason, as determined by the relevant Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to such Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to, with respect to Swing Line Loans owed by the Canadian Borrower (i) such Revolving Credit Lender’s Revolving Credit CA Percentage or Revolving Credit US/CA Percentage, as applicable times the applicable Revolving Credit Facility Percentage of (ii)  the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.
          (d) Whenever, at any time after the relevant Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, such Swing Line Lender receives any payment on account of the Swing Line Loans with respect to which such Revolving Credit Lender purchased a participating interest, such Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swing Line Loans then due); provided, however, that in the event that such payment received by such Swing Line Lender is required to be returned, such Revolving Credit Lender will return to such Swing Line Lender any portion thereof previously distributed to it by such Swing Line Lender.
          (e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation,

(i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any Borrower may have against any Swing Line Lender, the other Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          2.8 Bankers’ Acceptances.
          (a) Discount Rate. On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent or the Canadian Agent, as applicable, shall advise the applicable Borrower as to the Administrative Agent’s or the Canadian Agent’s, as applicable, determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Canadian Term Loan Lenders or any of the Revolving Credit Lenders making Revolving Credit Loans denominated in Canadian Dollars have agreed to purchase.
          (b) Purchase. Each Canadian Term Loan Lender and each Revolving Credit Lender making Loans denominated in Canadian Dollars shall purchase a Bankers’ Acceptance accepted by it, and the applicable Borrower shall sell such Bankers’ Acceptance at the applicable Discount Rate. Such Canadian Term Loan Lender or Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars shall provide to the Administrative Agent or the Canadian Agent, as applicable, on the Borrowing Date the Discount Proceeds less the Acceptance Fee payable by the applicable Borrower with respect to the Bankers’ Acceptance.
          (c) Sale. Each Canadian Term Loan Lender and each Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.
          (d) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate the issuance of Bankers’ Acceptances, the Canadian Borrower hereby appoints each Canadian Term Loan Lender and each Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Canadian Term Loan Lender or Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars, blank forms of Bankers’ Acceptances. In this respect, it is the responsibility of each Canadian Term Loan Lender and each Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars to maintain an adequate supply of blank forms of Bankers’ Acceptances for acceptance under this Agreement. The applicable Borrower recognizes and agrees that all Bankers’ Acceptances signed and/or endorsed on its behalf by a Canadian Term Loan Lender or a Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars shall bind such Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of such Borrower. Each Canadian Term Loan Lender and each Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars is hereby authorized to issue such Bankers’ Acceptance endorsed in blank in such face amounts as may be determined by such Canadian Term Loan Lender or Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted and purchased by such Canadian Term Loan Lender or Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars. No Canadian Term Loan Lender and no Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Canadian Term Loan Lender or such Revolving Credit Lender or its respective officers, employees, agents or representatives. Each Canadian Term Loan Lender and each Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars shall maintain a record with respect to Bankers’ Acceptances held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Canadian Term Loan Lender and each Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars agrees to provide such records to the applicable Borrower at such Borrower’s expense upon request.
          (e) Execution. Drafts drawn by any Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of such Borrower or by its attorneys including attorneys appointed pursuant to this Section 2.8. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for any Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on such Borrower.
          (f) Issuance. The Administrative Agent or the Canadian Agent, as applicable, promptly following receipt of a Borrowing Notice for Bankers’ Acceptances, shall advise the Canadian Term Loan Lenders and the Revolving Credit Lenders making Revolving Credit Loans denominated in Canadian Dollars of the notice and shall advise each such Canadian Term Loan Lender and each such Revolving Credit Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Interest Period (which shall be identical for all Canadian Term Loan Lenders and Revolving Credit Lenders making Revolving Credit Loans denominated in Canadian Dollars). The aggregate face amount of Bankers’ Acceptances to be accepted by a Canadian Term Loan Lender or a Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars shall be determined by the Canadian Agent by reference to such Canadian Term Loan Lender’s Canadian Term Loan Percentage or such Revolving Credit Lender’s Revolving Credit Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Canadian Term Loan Lender or a Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars would not be Cdn. $1,000,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent or the Canadian Agent, as applicable, in its sole discretion to Cdn. $1,000,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Canadian Term Loan Lender shall have aggregate outstanding Canadian Term Loans in excess of its Canadian Term Loan Commitment and no Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars shall have aggregate outstanding Revolving Credit Loans in excess of its Revolving Credit Commitment.

          (g) Waiver of Presentment and Other Conditions. The applicable Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Term Loan Lender or a Revolving Credit Lender making Revolving Credit Loans denominated in Canadian Dollars in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Lender in its own right and such Borrower agrees not to claim any days of grace if the Lender as holder sues such Borrower on the Bankers’ Acceptance for payment of the amount payable by the such Borrower thereunder.
          (h) BA Equivalent Loans by Non BA Lenders. Whenever either Borrower requests a Canadian Term Loan or a Revolving Credit Loan denominated in Canadian Dollars under this Agreement by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to the Non BA Lender’s ratable portion of the Canadian Term Loan or the Revolving Credit Loan denominated in Canadian Dollars.
          (i) Terms Applicable to Discount Notes. As set out in the definition of Bankers’ Acceptances, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:
          (i) the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same Canadian Term Loan or Revolving Credit Loan denominated in Canadian Dollars;
          (ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance;
          (iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by the Canadian Agent (as Lender) on the same Borrowing Date, as the case may be, in respect of the same Canadian Term Loan or Revolving Credit Loan denominated in Canadian Dollars; and
          (iv) a Non BA Lender may elect to not have its Discount Notes evidenced by a physical promissory note, in which case, the Canadian Agent’s loan accounts and Register shall evidence the issuance thereof.
          (j) Depository Bills and Notes Act. At the option of either Borrower and any Lender, Bankers’ Acceptances under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.8.
          (k) Prepayments and Mandatory Payments. If at any time any Bankers’ Acceptances are to be paid prior to their maturity, the Canadian Borrower shall be required to deposit the amount of such prepayment in a cash collateral account with the Canadian Agent until the date of maturity of those Bankers’ Acceptances. The cash collateral account shall be under the sole control of the Canadian Agent. Except as contemplated by this Section 2.8, neither any Borrower nor any Person claiming on behalf of such Borrower shall have any right to any of the cash in the cash collateral account. The Canadian Agent shall apply the cash held in the cash collateral account to the face amount of those Bankers’ Acceptances at maturity whereupon any cash remaining in the cash collateral account shall be released by the Canadian Agent to the applicable Borrower.
          2.9 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of the appropriate Revolving Credit Lender, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The US Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the appropriate US Term Loan Lender, (i) the principal amount of each US Term Loan of such US Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3(a) (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) with respect to any Incremental US Term Loan under an Incremental US Term Loan Facility, the principal amount of each Incremental US Term Loan of the relevant series of Incremental US Term Loans according to the relevant repayment schedule agreed to by the Lenders of such Incremental US Term Loan pursuant to Section 2.26 (or such earlier date on which the Loans become due and payable pursuant to Section 8). The Canadian Borrower hereby unconditionally promises to pay to the Canadian Agent, for the account of the appropriate Canadian Term Loan Lender, (i) the principal amount of each Canadian Term Loan of such Canadian Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3(b) (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) with respect to any Incremental Canadian Term Loan under an Incremental Canadian Term Loan Facility, the principal amount of each Incremental Canadian Term Loan of the relevant series of Incremental Canadian Term Loans according to the relevant repayment schedule agreed to by the Lenders of such Incremental Canadian Term Loan pursuant to Section 2.26 (or such earlier date on which the Loans become due and payable pursuant to Section 8). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans borrowed by such Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rate per annum and on the dates, set forth in Section 2.16.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the applicable Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent, on behalf of the US Borrower, and the Canadian Agent, on behalf of the Canadian Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such

Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the US Borrower, or by the Canadian Agent from the Canadian Borrower, and each Lender’s share thereof.
          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.9(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Canadian Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of either Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
          (e) Each Borrower agrees that, upon the request to the Administrative Agent or the Canadian Agent by any Lender, such Borrower will promptly execute and deliver to such Lender a promissory note of the applicable Borrower evidencing any US Term Loans, Canadian Term Loans, Revolving Credit Loans or Swing Line Loans as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2, G-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date, and the obligations of the Borrowers in respect of each Loan shall be enforceable in accordance with the Loan Documents whether or not evidenced by any Note.
          2.10 Commitment Fees, etc. (a) Each Borrower, jointly and severally with the other Borrower, agrees to pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of each Revolving Credit Lender, a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Closing Date.
          (b) The Borrowers, jointly and severally, agree to pay (i) to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrowers and the Administrative Agent and (ii) to the Canadian Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrowers and the Canadian Agent.
          2.11 Termination or Reduction of Revolving Credit Commitments. Each Borrower shall have the right, upon not less than three Business Days notice to the Administrative Agent and, if applicable, the Canadian Agent, to terminate the Revolving Credit Commitments, or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided, that no such termination or reduction of the Revolving Credit CA Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Dollar

Equivalent of the aggregate amount of Revolving CA Extensions of Credit would exceed the aggregate amount of Revolving Credit CA Commitments and no such termination or reduction of the Revolving Credit US/CA Commitments shall be permitted if, after giving effect thereto and to any prepayments of Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Dollar Equivalent of the aggregate amount of Revolving US/CA Extensions of Credit would exceed the aggregate amount of the Revolving Credit US/CA Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof, and shall reduce permanently the applicable Revolving Credit Commitments then in effect.
          2.12 Optional Prepayments. Each Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent (and, with respect to Canadian Loans, the Canadian Agent), at least three Business Days prior thereto in the case of Eurodollar Loans or Bankers’ Acceptances and at least one Business Day prior thereto in the case of Base Rate Loans or Canadian Prime Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of US Term Loans, Canadian Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans, Bankers’ Acceptances, Base Rate Loans or Canadian Prime Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.22, (ii) prepayments of Bankers’ Acceptances shall be made in accordance with Section 2.8(k), and (iii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice, the Administrative Agent (or the Canadian Agent, if applicable) shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of (1) Revolving Credit Loans that are Base Rate Loans, (2) Canadian Prime Rate Loans and (3) Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or Cdn. $1,000,000, as applicable, or a whole multiple thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or Cdn. $100,000, as applicable, or a whole multiple thereof. Amounts applied in connection with the prepayments made pursuant to this Section 2.12 shall be applied to the relevant Loans as provided in Section 2.19.
          2.13 Mandatory Prepayments and Commitment Reductions. (a) If any Capital Stock shall be issued by the US Borrower (other than as set forth below with respect to Excluded Proceeds) or (ii) if any Indebtedness shall be incurred by any Group Member, excluding any Indebtedness incurred in accordance with Section 7.2 as in effect on the Closing Date (except Indebtedness incurred pursuant to Section 7.2(g)(i)(x)), then on the date of such issuance or incurrence, the Term Loans shall be prepaid, and/or the Revolving Credit Loans shall be repaid, by an amount equal to, in the case of an issuance of Capital Stock, 50% of the Net Cash Proceeds thereof, or in the case of Indebtedness, 100% of the Net Cash Proceeds, other than any Excluded Proceeds, of such issuance or incurrence, as set forth in Section 2.13(d). The provisions of this Section do not constitute a consent to the issuance of any equity securities by any entity whose equity securities are pledged pursuant to the Guarantee and US Collateral Agreement or the Canadian Collateral Agreement, or a consent to the incurrence of any Indebtedness by any Group Member.

          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, except as provided in the following sentence, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by such Group Member of such Net Cash Proceeds, the Term Loans shall be prepaid, and/or the Revolving Credit Loans shall be repaid, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.13(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to one or more Reinvestment Notices and pending reinvestment at any given time shall not exceed $40,000,000 and (ii) on each Reinvestment Prepayment Date the Term Loans shall be prepaid, and/or the Revolving Credit Loans shall be repaid, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.13(d). Notwithstanding the foregoing, Net Cash Proceeds received from dispositions permitted by Section 7.5(e) shall be applied on the date of receipt to repay outstanding Revolving Loans. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.
          (c) If for any fiscal year of the US Borrower commencing with the fiscal year ending December 31, 2009 there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid and/or the Revolving Credit Loans shall be repaid, by an amount equal to 50% of such Excess Cash Flow, as set forth in Section 2.13(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the US Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.
          (d) Except as otherwise provided in clause (b) above with respect to Net Cash Proceeds received from dispositions permitted by Section 7.5(e), amounts to be applied in connection with prepayments and Commitment reductions made pursuant to this Section 2.13 shall be applied, first, to the prepayment of the Term Loans and, second, to the repayment of the Revolving Credit Loans, as provided in Section 2.19. Any repayment of Revolving Credit Loans pursuant to this Section 2.13 shall not result in a reduction of the Revolving Credit Commitments.
          (e) If at any time the Dollar Equivalent of the total aggregate amount of the Revolving US/CA Extensions of Credit exceeds the Total Revolving Credit US/CA Commitments, the Borrowers shall repay Revolving Credit US/CA Loans and/or Swing Line Loans to such extent; provided that if the aggregate principal amount of Revolving Credit US/CA Loans and Swing Line Loans is less than such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent. If at any time the total aggregate amount of the Revolving CA Extensions of Credit exceeds the Total Revolving Credit CA Commitments, the Canadian Borrower shall repay Revolving Credit CA Loans and/or Swing Line Loans to such extent; provided that if the aggregate principal amount of Revolving Credit CA Loans and Swing Line Loans to the Canadian Borrower is less than such excess (because L/C Obligations of the

Canadian Borrower constitute a portion thereof), the Canadian Borrower shall, to the extent of the balance of such excess, replace its outstanding Letters or Credit and/or deposit an amount in a cash collateral account established with the Canadian Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Canadian Agent.
          (f) If at any time the Dollar Equivalent of the aggregate amount of the Total Extensions of Credit exceeds the Total Revolving Credit Commitment, the Borrowers shall repay Revolving Credit Loans and/or Swing Line Loans to such extent; provided that if the aggregate principal amount of Revolving Credit Loans and Swing Line Loans is less than such excess (because L/C Obligations constitute a portion thereof), the Borrowers shall to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in a cash collateral account established with the Administrative Agent for the benefit of the Secured Parties on terms and conditions satisfactory to the Administrative Agent.
          2.14 Conversion and Continuation Options. (a)  Each Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans, and each Borrower may elect to convert Bankers’ Acceptances upon their maturity to Canadian Prime Rate Loans by giving the Administrative Agent (and, with respect to Canadian Loans, the Canadian Agent) at least one Business Day’s prior irrevocable notice of such election, provided, that, any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. Each Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans, and each Borrower may elect to convert Canadian Prime Rate Loans to Bankers’ Acceptances, by giving the Administrative Agent (and, with respect to Canadian Loans, the Canadian Agent) at least three Business Days prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided, that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan and no Canadian Prime Rate Loan may be converted to Bankers’ Acceptances (i) when any Event of Default has occurred and is continuing and the Administrative Agent has (or, with respect to any Canadian Loans, the Canadian Agent has), or the holders of more than 50% of the Loans in respect of such Facility (or, in the case of the Revolving Credit CA Facility or the Revolving Credit US/CA Facility, the holders of more than 50% of the applicable Revolving Credit Commitments, or, if such Revolving Credit Commitments have been terminated, 50% of the applicable Revolving Extensions of Credit then outstanding) have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of the applicable Facility. Upon receipt of any such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each relevant Lender thereof.
          (b) each Borrower may elect to continue any Eurodollar Loan as such, and each Borrower may elect to continue Bankers’ Acceptances as such upon the expiration of the then current Interest Period with respect thereto by giving at least two Business Days’ prior irrevocable notice to the Administrative Agent (and, with respect to Canadian Loans, the Canadian Agent), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 in respect of Eurodollar Loans, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan or Bankers’ Acceptance under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has (or with respect to the Canadian Term Loan Facility, the Canadian Agent has), or the holders of more than 50% of the Loans in respect of such Facility (or, in the case of the Revolving Credit CA Facility or the Revolving Credit US/CA Facility, the holders of more than 50% of the applicable Revolving Credit Commitments, or, if such Revolving Credit Commitments have been terminated, 50% of the applicable Revolving Extensions of Credit then outstanding) have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this paragraph (i) such Eurodollar Loans shall be continued for the same Interest Period as the then expiring Interest Period as of the last day of such then expiring Interest Period, except that if such continuation is not permitted pursuant to the first proviso in this Section 2.14(b), such Loans shall be repaid or converted automatically to Base Rate Loans, and (ii) the face amount of such Bankers’ Acceptance shall be repaid or automatically converted to Canadian Prime Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent or the Canadian Agent, as applicable, shall promptly notify each relevant Lender thereof.
          2.15 Minimum Amounts and Maximum Number of Eurodollar Tranches; Bankers’ Acceptances. (a) Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (i) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (ii) no more than 10 Eurodollar Tranches shall be outstanding at any one time.
          (b)  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Bankers’ Acceptances and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that after giving effect thereto, the aggregate principal amount of any Bankers’ Acceptances shall be equal to Cdn. $500,000 or a whole multiple of Cdn. $100,000 in excess thereof.
          2.16 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.
          (b) Each Base Rate Loan (other than a Revolving Credit Loan made to the Canadian Borrower denominated in Dollars) shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day and each Base Rate Loan which is a Revolving Credit Loan made to the Canadian Borrower denominated in Dollars shall bear interest for each day on which it is outstanding at a rate per annum equal to the US Base Rate in Canada in effect for such day plus the Applicable Margin in effect for such day.
          (c) Each Canadian Prime Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day.

          (d) Upon acceptance of a Bankers’ Acceptance by a Lender, the Canadian Borrower shall pay to the Canadian Agent on behalf of the Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptances at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Interest Period for the Bankers’ Acceptance and a year of 365 days.
          (e) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to (x) Base Rate Loans under the relevant Facility plus 2.00% for interest due in Dollars and (y) the Canadian Prime Rate plus 2.00% for interest due in Canadian Dollars (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to (x) Base Rate Loans under the Revolving Credit Facilities plus 2.00% for amounts due in Dollars and (y) the Canadian Prime Rate plus 2.00% for amounts due in Canadian Dollars), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (f) Interest shall be payable quarterly in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand.
          (g) If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest with respect to the Obligations or other amount payable to the Canadian Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Canadian Agent or such Lender of interest with respect to the Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Canadian Agent or such Lender of interest with respect to the Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rates of interest required to be paid to the Canadian Agent or the affected Lender under this Section 2.16(g); and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Canadian Agent or the affected Lender which would constitute interest with respect to the Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Canadian Agent or any Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the Canadian Agent or the affected Lender, to obtain reimbursement from the Canadian Agent or such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the Canadian Agent or such Lender to the Canadian Borrower. Any amount or rate of interest under the Obligations referred to in this Section 2.16(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Revolving Credit Termination Date or the Term Loan Maturity Date, as applicable, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Agent shall be conclusive for the purposes of such determination.
          (h) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent to the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
          2.17 Computation of Interest and Fees. (a)  Interest, fees, commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans on which interest is calculated on the basis of the Prime Rate and (ii) Base Rate Loans in which interest is calculated on the US Base Rate in Canada, Canadian Prime Rate Loans on which interest is calculated on the basis of the Canadian Prime Rate, Bankers’ Acceptances and Discount Notes, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent (or, with respect to Canadian Loans, the Canadian Agent) shall as soon as practicable notify the applicable Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Canadian Prime Rate, the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent (or, with respect to Canadian Loans, the Canadian Agent) shall as soon as practicable notify the applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent (or, with respect to Canadian Loans, the Canadian Agent) pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent or the Canadian Agent, as applicable, shall, at the request of any Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent or the Canadian Agent, as applicable, in determining any interest rate or Acceptance Fee pursuant to Section 2.16.
          2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) (i) the Administrative Agent (or, with respect to Canadian Loans, the Canadian Agent) shall have determined (which determination shall be conclusive and binding upon the

Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
          (ii)  the Administrative Agent (and, with respect to Canadian Loans, the Canadian Agent) shall have received notice from the holders of more than 50% of the Loans in respect of the relevant Facility (or, in the case of the Revolving Credit CA Facility or the Revolving Credit US/CA Facility, the holders of more than 50% of the applicable Revolving Credit Commitments, or, if such Revolving Credit Commitments have been terminated, 50% of the applicable Revolving Extensions of Credit then outstanding) that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent or the Canadian Agent, as applicable, shall give telecopy or telephonic notice thereof to the applicable Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent and, if applicable, the Canadian Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the applicable Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
          (b)  any Lender making Loans denominated in Canadian Dollars determines in good faith, which determination shall be final, conclusive and binding upon the applicable Borrower, and notifies such Borrower that, by reason of circumstances affecting the money market there is no market for Bankers’ Acceptances or the demand for Bankers’ Acceptances is insufficient to allow the sale or trading of the Bankers’ Acceptances created hereunder, then:
          (i)  the right of the applicable Borrower to request a Loan denominated in Canadian Dollars by means of Bankers’ Acceptances shall be suspended until such Lender determines that the circumstances causing such suspension no longer exist and such Lender so notifies the applicable Borrower; and
          (ii) any notice for the issuance of a Bankers’ Acceptance which is outstanding shall be cancelled and the request for such issuance shall be deemed to be a request for a Canadian Prime Rate Loan in the face amount of the requested Bankers’ Acceptance;
such Lender shall promptly notify the applicable Borrower of the suspension of such Borrower’s right to request a Loan denominated in Canadian Dollars by way of a Bankers’ Acceptance and of the termination of any such suspension.

          2.19 Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made (i) with respect to obligations of the Canadian Borrower under the Revolving Credit Facilities, allocated among the Revolving Credit Facilities pro rata based on the Revolving Credit CA Facility Percentage and the Revolving Credit US/CA Facility Percentage, as applicable, and (ii) otherwise, pro rata according to the respective US Term Loan Percentages, Canadian Term Loan Percentages or Revolving Credit US/CA Percentage, as the case may be, of the relevant Lenders. Each payment (other than prepayments) in respect of principal in respect of the Term Loans or interest in respect of the Loans and each payment in respect of fees or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders (and with respect to amounts owed by the Canadian Borrower under the Revolving Credit Facilities, allocated among the Revolving Credit Facilities pro rata based on the applicable Revolving Credit Facility Percentage).
          (b) Each optional and mandatory payment (including prepayments) required by Section 2.13 to be applied to the Term Loans shall be allocated among the Term Loan Facilities pro rata according to the respective outstanding principal amounts of Term Loans under such Facilities. Each payment (including each prepayment) of the Term Loans outstanding under any Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the remaining installments of such Term Loans ratably in accordance with the then outstanding amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.
          (c) Each payment (including each prepayment) of the Revolving Credit Loans of the Canadian Borrower outstanding under the Revolving Credit Facilities shall be allocated among the Revolving Credit Facilities, pro rata, based on the Revolving Credit CA Facility Percentage and the Revolving Credit US/CA Facility Percentage, as applicable, and then to the Revolving Credit Lenders with respect to such Revolving Credit Facility, pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of the Canadian Borrower then held by such Revolving Credit Lenders. Each payment (including each prepayment) of the Revolving Credit Loans of the US Borrower shall be allocated among the Revolving Credit Lenders holding such Revolving Credit Loans, pro rata, according to the respective outstanding principal amounts of the Revolving Credit Loans of the US Borrower then held by such Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letters of Credit.
          (d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans (or Canadian Prime Rate Loans, if applicable), under such Facility and, second, to Eurodollar Loans (or Bankers’ Acceptances, if applicable), under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans or Canadian Prime Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

          (e) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim. All payments (including prepayments) to be made by the US Borrower hereunder, whether on account of principal, interest, fees or otherwise shall be made prior to 11:00 A.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars (or Canadian Dollars, as applicable) and in immediately available funds. Any such payment made by the US Borrower after 11:00 A.M., New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. All payments (including prepayments) to be made by the Canadian Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made prior to 11:00 A.M., Toronto time, on the due date thereof to the Canadian Agent, for the account of the relevant Lenders, at the Canadian Payment Office, in Canadian Dollars (or Dollars, as applicable) and in immediately available funds. Any payment made by the Canadian Borrower after 11:00 A.M., Toronto time, on any Business Day shall be deemed to have been made on the next following Business Day. The Canadian Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans and Bankers’ Acceptances) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan or Bankers’ Acceptance becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (f) Unless the Administrative Agent or the Canadian Agent, as applicable, shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the applicable Agent, such Agent may assume that such Lender is making such amount available to such Agent, and such Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent or the Canadian Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Canadian Agent, as applicable, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate plus 0.50% for amounts in Dollars and the interbank offered rate quoted by the Canadian Agent plus 0.50% for amounts in Canadian Dollars for the period until such Lender makes such amount immediately available to such Agent. A certificate of the applicable Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the applicable Agent by such Lender within three Business Days after such Borrowing Date, the applicable Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the applicable Borrower (and such amounts shall be applied solely to the amounts owed to the Administrative Agent, notwithstanding the other provisions of this Section 2.19). If the Administrative Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute its share of the borrowings on the Closing Date available to the Administrative Agent, the Administrative Agent may, in its sole discretion, and in reliance upon this Section 2.19(f), make available to the relevant Borrowers a corresponding amount. If at the request of any Lender, the Administrative Agent so agrees to make such amount available to the relevant Borrowers, such Lender hereby agrees that such amount shall be made available to the Administrative Agent no later than the required time on the Second Business Day after the original Borrowing Date therefor and such Lender shall pay to the Administrative Agent such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate plus 0.50% for amounts in Dollars and the interbank offered rate quoted by the Canadian Agent plus 0.50% for amounts in Canadian Dollars for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within two Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the applicable Borrower (and such amounts shall be applied solely to the amounts owed to the Administrative Agent, notwithstanding the other provisions of this Section 2.19).
          (g) Unless the Administrative Agent or the Canadian Agent, as applicable, shall have been notified in writing by the relevant Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the applicable Agent, the applicable Agent may assume that such Borrower is making such payment, and the applicable Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the applicable Agent by such Borrower within three Business Days after such due date, the applicable Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate for amounts in Dollars and the interbank offered rate quoted by the Canadian Agent for amounts in Canadian Dollars. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Canadian Agent or any Lender against any Borrower.
          2.20 Requirements of Law. (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date (other than with respect to taxes, which shall be governed exclusively by Section 2.21):
          (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
          (ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the relevant Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the relevant Borrower (with a copy to the Administrative Agent and, if applicable, the Canadian Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent and, if applicable, the Canadian Agent) of a written request therefor, the relevant Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction on an after-tax basis.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to any Borrower (with a copy to the applicable Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.21 Taxes. (a) All payments made by any Borrower under this Agreement or any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, which for purposes of this Section 2.21 shall include interest or penalties thereon, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes, and gross income taxes, gross receipts taxes, capital taxes and franchise taxes (in each case, imposed in lieu of net income taxes) imposed on any Arranger, any Agent or any Lender as a result of a present or former connection between such Arranger, such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Arranger’s, such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document in such jurisdiction) and (ii) any branch profit taxes imposed by the United States of America (or any similar tax imposed by any other jurisdiction described in clause (i) above) (collectively, “Excluded Taxes”). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Arranger, any Agent or any Lender hereunder, the amounts so payable to such Arranger, such Agent or such Lender shall be increased to the extent necessary to yield to such Arranger, such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that no Borrower nor any Guarantor shall be required to increase any such amounts payable to any Arranger, any Agent or any Lender with respect to (x) any Excluded Taxes or (y) any Non-Excluded Taxes (i) that are attributable to such Arranger’s, such Agent’s or such Lender’s failure to comply with the requirements of paragraph (e) of this Section, or (ii) in the case of any Non-U.S. Lender, that are United States of America withholding taxes imposed on amounts payable to such Arranger, such Agent or such Lender at the time such Arranger, such Agent or such Lender becomes a party to this Agreement, except to the extent that such Arranger’s, such Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from either Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a). The applicable Borrower or the applicable Guarantor shall make any required withholding and pay the full amount withheld to the relevant tax authority or other Governmental Authority in accordance with applicable Requirements of Law.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrowers shall indemnify each Arranger, Agent and Lender, within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes and Other Taxes paid or incurred by such Arranger, such Agent or such Lender relating to, arising out of, or in connection with this Agreement or any other Loan Documents or any payment or transaction contemplated hereby or thereby, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.21; provided, however, that the Borrowers shall not be required to indemnify any Arranger, Agent or Lender for (i) any taxes that would be excluded from a gross-up under Section 2.21(a), (ii) in duplication of taxes paid under Sections 2.21(a) or (b). In each case such indemnification shall be made on an after-tax basis, such that after all required deductions and payments of all taxes, the relevant Arranger, Agent or Lender receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such taxes or expenses and costs. A certificate from the relevant Arranger, Agent or Lender setting forth in reasonable detail the basis and calculation of such taxes shall be conclusive, absent manifest error.
          (d) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower, as promptly as possible thereafter it shall send to the Administrative Agent or the Canadian Agent, as applicable, for the account of the relevant Arranger, Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof or other written proof of payment thereof that is reasonably satisfactory to the applicable Agent. If a Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the applicable Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Arrangers, the

Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Arranger, any Agent or any Lender as a result of any such failure.
          (e) The agreements in this Section 2.21 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the relevant Borrower and the Administrative Agent or the Canadian Agent, as applicable, at the time or times reasonably requested in writing by such Borrower such properly completed and executed documentation prescribed by Requirements of Law or as may be required by the applicable Agent as will permit such payments to be made without withholding or at a reduced rate.
          In addition, and without limiting the generality of the foregoing, each Lender (or Transferee), other than a Lender holding solely Canadian Term Loans, that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the US Borrower and the Administrative Agent two copies of any of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY (together with any required attachments), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit H to the effect that such Lender is eligible for a complete exemption from withholding of U.S. taxes under Section 871(h) or 881(c) of the Code and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the US Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the US Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (g) If a Lender receives a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.21, it shall within 120 days from the date of such receipt pay over the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.21 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund) to such Borrower, net of all reasonable out-of-pocket expenses of such Lender (including any taxes imposed with respect to such refund) as determined by such Lender in good faith and in its sole discretion, and without interest (other than interest paid by the relevant taxation authority with respect to such refund);

provided, however, that such Borrower upon the request of such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus applicable interest imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority.
          (h) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the US Borrower and the Administrative Agent, on or before the date such Lender becomes a party to this Agreement, two copies of Internal Revenue Service Form W-9 or any successor or other form prescribed by the Internal Revenue Service. If any such Lender fails to deliver Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) as required herein, then the US Borrower may withhold from any payment to such Lender the applicable backup withholding tax imposed by the Code and remit such amount to the relevant tax authority or other Governmental Authority in accordance with the applicable Requirements of Law, without reduction, and such Lender shall not be entitled to any additional amounts under this Section 2.21 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure.
          2.22 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the relevant Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by any Borrower in making any prepayment after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.23 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans (or, with respect to Loans denominated in Canadian Dollars, Canadian Prime Rate Loans) to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the relevant Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.22.
          2.24 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21 with respect to such Lender, it will, if requested by the relevant Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21.
          2.25 Replacement of Lenders under Certain Circumstances. Either Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.20 or 2.21 or gives a notice of illegality pursuant to Section 2.23 or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall exist and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.24 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.20 or 2.21 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.23, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 2.22 (as though Section 2.22 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent or the Canadian Agent, as applicable, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.20 or 2.21, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent, the Canadian Agent or any other Lender shall have against the replaced Lender.
          2.26 Incremental Term Loan Facilities. (a) The US Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental US Term Loans”) and (b) the Canadian Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Canadian Term Loans”, and, together with the Incremental US Term Loans, the “Incremental

Term Loans”); provided that (x) at the time of any such request, upon the effectiveness of any Incremental Amendment referred to below and pro forma for the incurrence thereof on the date such Incremental Term Loan is extended, no Default or Event of Default shall have occurred and be continuing, (y) the US Borrower’s Consolidated Senior Secured Leverage Ratio shall be less than 2.50 to 1.00 determined on a pro forma basis as of the date such Incremental Term Loan is extended and as of the last day of the most recent fiscal quarter for which financial statements are available, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter, and (z) such Incremental Term Loans shall not be used to repay or refinance the Senior Subordinated Notes or any refinancing thereof pursuant to Section 7.2(h). Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence. Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans, shall not exceed the Dollar Equivalent of $50,000,000. Each tranche of Incremental Term Loans (a) shall rank pari passu in right of payment and of security with any existing Term Loans, (b) shall not mature earlier than the final maturity date of any existing Term Loans, (c) except as set forth above, shall be treated substantially the same as the existing Term Loans (in each case, including with respect to mandatory and voluntary prepayments) and (d) shall have a Weighted Average Life to Maturity of no less than, with respect to Incremental US Term Loans, the Weighted Average Life to Maturity as then in effect for the existing US Term Loans, and with respect to the Incremental Canadian Term Loans, the Weighted Average Life to Maturity of the existing Canadian Term Loans; provided, further, that (i) except as provided in preceding clauses (a), (b), (c) and (d), the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the applicable Borrower and the lenders thereof; provided that, notwithstanding the foregoing, the yield applicable to the Incremental Canadian Term Loans or the Incremental US Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to the Incremental Canadian Term Loans or Incremental US Term Loans, as applicable) shall not be greater than the interest rate payable with respect to the Canadian Term Loans or US Term Loans, as applicable, plus 0.25% per annum, unless the interest rate with respect to the existing Canadian Term Loans or existing US Term Loans, as applicable, is increased so as to equal the yield applicable to the Incremental Canadian Term Loans or Incremental US Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to the Incremental Canadian Term Loans or Incremental US Term Loans, as applicable ).
          (b) Each series of Incremental Term Loans borrowed pursuant to this Section shall be a separate Incremental Term Loan Facility. Each notice from a Borrower pursuant to this Section shall set forth the requested amount and the proposed terms of the relevant Incremental Term Loans, including whether such Incremental Term Loan is a US Term Loan or a Canadian Term Loan. Incremental Term Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”). Incremental Term Loans shall be effected and each Additional Lender shall become a Lender hereunder pursuant to an amendment or other document, including, without limitation, a joinder agreement (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the relevant Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. Each Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section. In addition, the applicable Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such Incremental Amendment (including opinions that the obligations of the Loan Parties with respect to an Incremental Term Loan are secured by the Collateral and the perfection and priority of the Administrative Agent’s Lien in such Collateral has not been affected by an Incremental Term Loan). The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment and the date of extension of such Incremental Term Loan) and such other conditions as the parties thereto shall agree. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.
          (c) This Section 2.26 shall supersede any provisions in Section 10.1 to the contrary.
SECTION 3. LETTERS OF CREDIT
          3.1 L/C Commitment. (a)  Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letter of Credit hereunder. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit denominated in Dollars or Canadian Dollars (with respect to the Canadian Borrower) or Dollars (with respect to the US Borrower) (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the applicable Borrower or any other Group Member on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments with respect to the applicable Borrower would be less than zero. Each Letter of Credit shall expire no later than the earlier of (i) the first anniversary of its date of issuance and (ii) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above). In addition, each Issuing Lender agrees to issue Letters of Credit with an expiration date later than the date specified in the two immediately preceding sentences (but no later than one year from the date of issuance thereof) in reliance upon the Borrowers’ agreement to cash collateralize such Letters of Credit by the date which is 30 days prior to the Revolving Credit Termination Date in the amount that would be required by such Issuing Lender pursuant to Section 10.15(c) to deem such Letter of Credit not outstanding, and the Borrowers so agree to cash collateralize such Letters of Credit by such date, it being understood that until the Loans, the Reimbursement Obligations and the other

Obligations under the Loan Documents are paid in full, the Commitments have been terminated and no other Letters of Credit shall be outstanding, such cash collateral shall be subject to the rights of each other Lender under Section 10.7. Notwithstanding the foregoing, if an Issuing Lender has not consented to a Revolving Credit Lender becoming a party hereto by Lender Addendum on the Closing Date, such Issuing Lender shall not be required to issue any Letter of Credit hereunder unless such Issuing Lender has entered into arrangements satisfactory to it and the applicable Borrower with respect to such Revolving Credit Lender’s participation in such Letter of Credit, including by cash collateralizing an amount equal to such Revolving Credit Lender’s share (as an L/C Participant) of the L/C Obligations outstanding.
          (b) If any Borrower so requests in any Application, the relevant Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the relevant Issuing Lender, the relevant Borrower shall not be required to make a specific request to the relevant Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the relevant Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Revolving Credit Facility Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied (treating such reinstatement as an extension of credit under this Agreement for purposes of this clause) and, in each case, directing the relevant Issuing Lender not to permit such reinstatement.
          (c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
          3.2 Procedure for Issuance of Letter of Credit. Each Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, with a copy to the Administrative Agent and, if applicable, the Canadian Agent, at their addresses for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any such Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower (but in no event shall any Issuing Lender be required to issue any Letter of

Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower and the Administrative Agent or the Canadian Agent, as applicable. Each Issuing Lender shall promptly give notice to the Administrative Agent and, if applicable, the Canadian Agent, of the issuance of each Letter of Credit issued by such Issuing Lender (including the amount thereof).
          3.3 Fees and Other Charges. (a)  The Borrowers will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facilities shared ratably among the Revolving Credit Lenders in accordance with their respective applicable Revolving Credit Percentages and each such fee is payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. Such fees shall be payable in the same currency as the Letter of Credit to which such fees relate. In addition, the Borrowers shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of 1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance of date of such Letter of Credit.
          (b) In addition to the foregoing fees, the Borrowers shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
          3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder to the Canadian Borrower, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to (i) with respect to Revolving Credit US/CA Lenders, such L/C Participant’s Revolving Credit US/CA Percentage of the Revolving Credit US/CA Facility Percentage of each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder for the Canadian Borrower and the amount of each draft paid by such Issuing Lender thereunder and (ii) with respect to Revolving Credit CA Lenders, such L/C Participant’s Revolving Credit CA Percentage of the Revolving Credit CA Facility Percentage of each Issuing Lender’s obligations and rights under each letter of Credit issued by such Issuing Lender hereunder for the Canadian Borrower and the amount of each draft paid by such Issuing Lender hereunder. Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant that is a Revolving Credit US/CA Lender, and, to induce each Issuing Lender to issue Letters of Credit to the US Borrower hereunder, each L/C Participant that is a Revolving Credit US/CA Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit US/CA Percentage of each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder for the US Borrower and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant that is a Revolving Credit US/CA

Lender unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender with respect to the US Borrower and for which such Issuing Lender is not reimbursed in full by the US Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand at the Administrative Agent’s address for notices specified herein (and thereafter, the Administrative Agent shall promptly pay to the Issuing Lender) an amount in Dollars or Canadian Dollars, as applicable, equal to such L/C Participant’s Revolving Credit US/CA Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender with respect to the Canadian Borrower and for which such Issuing Lender is not reimbursed in full by the Canadian Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, regardless of the occurrence or continuance of a Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 5, upon demand at the Canadian Agent’s address for notices specified herein (and thereafter, the Canadian Agent shall promptly pay to the Issuing Lender) an amount in Dollars or Canadian Dollars, as applicable, equal to (i) with respect to any such L/C Participant which is a Revolving Credit US/CA Lender, such L/C Participant’s Revolving Credit US/CA Percentage of the Revolving Credit US/CA Facility Percentage of the amount of such draft, or any part thereof, that is not so reimbursed and (ii) with respect to any such L/C Participant which is a Revolving Credit CA Lender, such L/C Participant’s Revolving Credit CA Percentage of the Revolving Credit CA Facility Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.
          (b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Administrative Agent or the Canadian Agent, as applicable, who shall promptly notify the applicable L/C Participants and each such L/C Participant shall pay to the Administrative Agent or the Canadian Agent, as applicable, for the account of the Issuing Lender on demand (and thereafter the Administrative Agent or the Canadian Agent, as applicable, shall promptly pay to the Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender, by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent or the Canadian Agent, as applicable, on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Administrative Agent or the Canadian Agent, as applicable, on behalf of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent or the Canadian Agent, as applicable, any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the US Borrower, Canadian Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent or the Canadian Agent, as applicable, for the account of such L/C Participant (and thereafter, the Administrative Agent or the Canadian Agent, as applicable, will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent or the Canadian Agent, as applicable, for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
          3.5 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Lender, on each date on which such Issuing Lender notifies the applicable Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America or Canada, as applicable, and in immediately available funds. Interest shall be payable on the Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.16(b) and (ii) thereafter, Section 2.16(e). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to any Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the applicable Borrower to the Administrative Agent or the Canadian Agent, as applicable, for a borrowing pursuant to Section 2.5(a) of Base Rate Loans or Canadian Prime Rate Loans, as applicable (or, at the option of the Administrative Agent or the Canadian Agent, as applicable, and the relevant Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7(a) of Swing Line Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5(a) (or, if applicable, Section 2.7(a)), if the Administrative Agent and, if applicable, the Canadian Agent, had received a notice of such borrowing at the time the Administrative Agent and, if applicable, the Canadian Agent, receive notice from the relevant Issuing Lender of such drawing under such Letter of Credit. All payments due from the Borrowers hereunder in respect of Letters of Credit (and Reimbursement Obligations in connection therewith) shall be made in Dollars or Canadian Dollars, as applicable.
          3.6 Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such

Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and, with respect to Letters of Credit issued on behalf of the U.S. Borrower and denominated in Dollars, in accordance with the standards of care specified in the UCC of the State of New York, shall be binding on the U.S. Borrower and shall not result in any liability of such Issuing Lender to the U.S. Borrower.
          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Administrative Agent, and the Canadian Agent if such Letter of Credit is denominated in Canadian Dollars, and the relevant Borrower of the date and the amount thereof. The responsibility of the relevant Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.
          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit and the Borrowers hereby jointly and severally represent and warrant to each Arranger, each Agent and each Lender that:
          4.1 Financial Condition.
          (a) The unaudited pro forma consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at June 30, 2008 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the making of the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the US Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the US Borrower and its consolidated Subsidiaries as at June 30, 2008, assuming that the events specified in the preceding sentence had actually occurred at such date.
          (b) The audited consolidated balance sheets of the US Borrower and its Subsidiaries as at December 31, 2005, December 31, 2006 and December 31, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from BDO Siedman LLP, present fairly the consolidated financial condition of the US Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements of the US Borrower and its Subsidiaries, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, no Loan Party has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2007, to and including the Closing Date, there has been no Disposition by any Loan Party or its Subsidiaries of any material part of its business or Property.
          4.2 No Change. Since December 31, 2007, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          4.3 Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except with respect to clause (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or material consent or authorization of, filing with, notice to or other act by or in respect of any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made (in each case, to the extent the related assets have been acquired by a Group Member) and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          4.5 No Legal Bar. (a) The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member.
          (b)  The execution, delivery and performance of this Agreement, the other Loan Documentation, the issuance of the Letters of Credit, the borrowings hereunder and the use of proceeds thereof will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.
          4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened by or against any Group Member or against any of their properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) except as set forth on Schedule 4.6, that could reasonably be expected to have a Material Adverse Effect.
          4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          4.8 Ownership of Property; Liens. Each Group Member is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description or to any Lien except for Permitted Liens. None of the Pledged Stock is subject to any Lien except for Permitted Liens.
          4.9 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect (a) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (b) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual

Property or the validity or effectiveness of any Intellectual Property, nor does either Borrower know of any valid basis for any such claim and (c) the use of Intellectual Property by the Group Members does not infringe on the rights of any Person in any material respect.
          4.10 Taxes. Except as set forth on Schedule 4.10, each Group Member has filed or caused to be filed all Federal, material state and provincial and other material tax returns that are required to be filed and has paid all material taxes or on any material assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Group Member) and no tax Lien has been filed (other than a Permitted Lien), and, to the knowledge of either Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.
          4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the relevant Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
          4.12 Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against any Group Member pending or, to the knowledge of either Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Group Member on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Group Member.
          4.13 Pensions and Benefit Plans. (a) ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, (ii) each Plan (other than a Multiemployer Plan) has complied in all material respects with the applicable provisions of ERISA and the Code, (iii) no termination of a Single Employer Plan has occurred, (iv) no Lien in favor of a Single Employer Plan or in favor of the PBGC with respect to a Single Employer Plan has arisen during the five-year period prior to the date on which this representation is made or deemed made, (v) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such plan allocable to such accrued benefits by a material amount, (vi) neither the US Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and (vii) no Multiemployer Plan is in Reorganization or Insolvent.
          (b) Canadian Pension Plans and Canadian Benefit Plans. Each Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s request, a copy of each Canadian Benefit Plan and Canadian Pension Plan (or, where any such Canadian Benefit Plan or Canadian Pension Plan is not in writing, a complete description of all material terms thereof) and, if applicable, related trust agreements or other funding instruments and all amendments thereto, and all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Group Members. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Requirement of Law which to the knowledge of either Borrower require registration and no event has occurred which is reasonably likely to cause the loss of such registered status. As of the Closing Date, all material, if any, obligations of each Group Member (including fiduciary, funding, investment and administration obligations) required to be performed pursuant to a Requirement of Law in connection with the Canadian Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no outstanding disputes concerning the assets held under the funding agreements for the Canadian Pension Plans or the Canadian Benefit Plans and (ii) each Canadian Pension Plan is fully funded both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles). No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not have a Material Adverse Effect. All contributions or premiums required to be made or paid by each Group Member, if any, to the Canadian Pension Plans or the Canadian Benefit Plans have been made or paid in a timely fashion in accordance with the terms of such plans and all Requirements of Law. All employee contributions to the Canadian Pension Plans or the Canadian Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected and fully paid into such plans in a timely manner. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed in a timely manner. Each Group Member has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of Canadian Pension Plans employment insurance and employee income taxes.
          4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.
          4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15(a) constitute all the Subsidiaries of the US Borrower as of the Closing Date. Schedule 4.15(a) sets forth as of the Closing Date the exact legal name as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of the US Borrower and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Group Member.
          (b)  As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the US Borrower or any Group Member, except as set forth on Schedule 4.15(b).
          4.16 Use of Proceeds. The proceeds of the Term Loans and the proceeds of the Revolving Credit Loans funded on the Closing Date shall be used to consummate the Refinancing and to pay related fees, costs and expenses. The proceeds of the Revolving Credit Loans, Swing Line Loans and the Letters of Credit shall be used after the Closing Date to finance the working capital needs and for general corporate purposes of the Borrowers and its Subsidiaries in the ordinary course of business including Permitted Acquisitions, and to pay related fees, costs and expenses.
          4.17 Environmental Matters. Except as disclosed on Schedule 4.17, and other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the Group Members incurring any liability or expense in excess of a Material Environmental Amount:
          (a) The Group Members: (i) are, and since September 10, 2001, have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and since September 10, 2001, have been, in compliance with all of their Environmental Permits; and (iv) have no knowledge that any of their Environmental Permits will not be timely renewed and complied with; any additional Environmental Permits that may be required of any of them will not be timely obtained and complied with; and compliance with any Environmental Law that is applicable to any of them will not be maintained.
          (b) Materials of Environmental Concern (i) have not been Released, and are not otherwise present, at, on, under, in, or about any real property now owned, leased or operated by any Group Member in any quantity or manner that requires investigation or remediation under any applicable Environmental Law, (ii) were, to the best knowledge of any Group Member, not Released at any property formerly owned, leased or operated by any Group Member during the period of such Group Member’s ownership, lease or operation thereof, in any quantity or manner that requires investigation or remediation under any applicable Environmental Law, (iii) to the best knowledge of any Group Member, have not been sent for re-use or recycling or for treatment, storage, or disposal at any other location which could reasonably be expected to give rise to liability of any Group Member under any applicable Environmental Law (iv) are not present at, on, under, in, or about any real property now owned, leased or operated by any Group Member such that the Group Member is precluded from the normal conduct of its business at any such property, or (v) are not stored, handled or otherwise present at, on, under, in or about any real property now owned, leased or operated by any Group Member except in quantities reasonably required for the conduct of the business or operations of the Group Member and in compliance with Environmental Laws.
          (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Group Member is, or to the knowledge of any Group Member will be, named as a party that is pending or, to the knowledge of any Group Member, threatened.
          (d) No Group Member has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous Environmental Law with respect to any Materials of Environmental Concern that require, or allegedly require, investigation or remediation under applicable Environmental Law.
          (e) No Group Member has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative or arbitral forum for dispute resolution, relating to compliance with or liability under any Environmental Law.
          (f) No Group Member has received written notice or otherwise has knowledge that it is responsible for liability arising under any Environmental Law or with respect to any Material of Environmental Concern that it has assumed under any contract to which it is a party or by operation of law.
          4.18 Accuracy of Information, etc. No statement or information contained in the Confidential Information Memorandum, this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Administrative Agent, the Arrangers, the Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date of such statement, information, document or certificate was so furnished, or, in the case of the Confidential Information Memorandum, the Closing Date, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Arrangers, the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.
          4.19 Security Documents. The Guarantee and US Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof to secure the Obligations. The Canadian Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof to secure the Obligations. In the case of the Pledged Stock described in the Guarantee and US Collateral Agreement, and the Canadian Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and US Collateral Agreement (except Vehicles and Deposit Accounts, each as defined therein) and other Collateral described in the Canadian Collateral Agreement (except insurance and patents), when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (which financing statements may be filed by the Administrative Agent) at any time and such other filings as are specified on Schedule 3 to the Guarantee and US Collateral Agreement and Schedule 3 to the Canadian Collateral Agreement have been completed (all of which filings may be filed by the Administrative Agent at any time), (x) the Guarantee and US Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and US Collateral Agreement), and (y) the Canadian Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds and products thereof, as security for the Secured Obligations (as defined in the Canadian Collateral Agreement) in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 7.3(f) lists each financing statement under all applicable Personal Property Security Legislation that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. On or prior to the Closing Date, the relevant Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC or other applicable termination statements under Personal Property Security Legislation, signed by the relevant secured party, in respect of each financing statement filed in respect of Liens other than Permitted Liens or otherwise made arrangements satisfactory to the Administrative Agent with respect thereto.
          4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.
          4.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrowers under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and US Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.
          4.22 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

          4.23 Insurance. Each Group Member is insured, in accordance with Section 5.3 of the Guarantee and US Collateral Agreement and with respect to each Canadian Subsidiary, Section 5.3 of the Canadian Collateral Agreement, by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged, and no Group Member (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.
          4.24 Real Estate. As of the Closing Date, Schedule 4.24 sets forth a true, complete and correct list of all real property owned or leased by any Group Member and indicates which such properties are Mortgaged Properties.
          4.25 PATRIOT Act, Etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “PATRIOT Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. CONDITIONS PRECEDENT
          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each Borrower, (ii) the Guarantee and US Collateral Agreement, executed and delivered by a duly authorized officer of each Borrower and each Subsidiary Guarantor, (iii) the Canadian Collateral Agreement, executed and delivered by a duly authorized officer of the Canadian Borrower and each Canadian Subsidiary which is a Guarantor, (iv) to the extent required by the Administrative Agent, a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto, except as set forth in Schedule 6.15, and (v) a Lender Addendum, executed and delivered by each Lender and accepted by the Borrowers.
          (b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the US Borrower and its Subsidiaries for the 2005, 2006 and 2007 fiscal years and (iii) unaudited interim consolidated financial statements of the US Borrower and its Subsidiaries for each fiscal month and quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the US Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.
          (c) Senior Subordinated Notes. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), true and correct copies, certified as to authenticity by the Borrowers, of the consent of the existing holders of the Senior Subordinated Notes in connection with the transactions contemplated by this Agreement, and such consent shall have become effective.
          (d) Refinancing. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full, all Existing Letters of Credit shall be simultaneously replaced as assumed hereunder or backed with Letters of Credit, and satisfactory arrangements shall have been made for the termination of Liens and security interests granted in connection therewith.
          (e) Fees. The Lenders, the Arrangers and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the US Borrower to the Administrative Agent on or before the Closing Date.
          (f) Projections. The Lenders shall have received satisfactory projections for the US Borrower and its Subsidiaries for fiscal years 2008 through 2013.
          (g) Lien Searches. The Administrative Agent shall have received the results of a recent lien, tax lien, bankruptcy, judgment and (other than in Canada) litigation search in each of the jurisdictions (including the United States of America and Canada) or offices (including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office) in which financing statements under the UCC or other Personal Property Security Legislation or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets of the Borrowers or their Subsidiaries), and such search shall reveal no Liens on any of the assets of the Loan Parties, except for Permitted Liens or Liens which will be terminated on or prior to the Closing Date or subject to other arrangements agreed to by the Administrative Agent.
          (h) Environmental Matters. The Administrative Agent shall have received all existing written environmental assessments regarding the Borrowers and their respective Subsidiaries, which environmental assessments are listed on Schedule 5.1(h).

          (i) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.
          (j) Other Certifications. The Administrative Agent shall have received the following:
          (i) a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit to the extent such certification is obtainable in the relevant jurisdiction) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority (or, in the case of any Loan Party organized under the laws of Canada or any province thereof, the corporate secretary of such Loan Party) of the jurisdiction in which each such Loan Party is organized;
          (ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority, to the extent such certification is obtainable, of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate (if obtainable in such jurisdiction) and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;
          (iii) to the extent obtainable, an electronic or facsimile confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; together with a written confirmatory report in respect thereof prepared by, or on behalf of, a filing service acceptable to the Administrative Agent; and
          (iv) to the extent obtainable, a copy of a certificate of the Secretary of State or other applicable Governmental Authority of each state or province where any Loan Party is required to be qualified as a foreign corporation or entity, other than any state or province where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, dated reasonably near the date of the initial extension of credit, stating that such Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and an electronic confirmation, prepared by or on behalf of, a filing service acceptable to the Administrative Agent, stating that the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit has confirmed the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date.

          (k) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received (i) the certificates, if any, representing all of the shares of Capital Stock pledged pursuant to the Guarantee and US Collateral Agreement and the Canadian Collateral Agreement, together with an undated stock power and irrevocable proxy for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii)  an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and US Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and US Collateral Agreement or the Canadian Collateral Agreement that is not itself a party to the Guarantee and US Collateral Agreement or the Canadian Collateral Agreement, as applicable, and (iii) each promissory note pledged pursuant to the Guarantee and US Collateral Agreement or the Canadian Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.
          (l) Filings, Registrations and Recordings. Except as otherwise agreed by the Administrative Agent, each document (including, without limitation, any financing statement filed pursuant to the UCC or other applicable Personal Property Security Legislation) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral except Vehicles located in the United States of America and Canada and insurance and patents located in Canada described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.
          (m) Surveys. The Administrative Agent shall have received, and the title insurance company issuing the policies referred to in Section 5.1(n) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties located in the United States of America, except as set forth in Schedule 6.15, certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated not more than 30 days prior to the Closing Date unless the Title Insurance Company has agreed to delete its survey disclosure exception on the basis of an earlier survey and such survey is, in any event, dated not more than 2 years prior to the Closing Date by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or 1999 (or 2005 in the case of new surveys) and meeting the accuracy requirements as defined therein, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: each survey shall (a) be a current “as-built” survey showing the location of any adjoining streets (including their widths and any pavement or other improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (b) locate all means of ingress and egress, certifying the amount of acreage and square footage, indicate the address of the property, contain the legal description of the property, and also contain a location sketch of the property; (c) show the location of all improvements as constructed on the property, all of which shall be within the boundary lines of the property and conform to all applicable zoning ordinances, set-back lines and restrictions and the surveyor shall certify compliance with the foregoing; (d) indicate the location of any improvements on the property with the dimensions in relations to the lot and building lines; (e) show measured distances from the improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (f) designate all courses and distances referred to in the legal description, and indicate the names of all adjoining owners on all sides of the property, to the extent available; and (g) indicate the flood zone designation, if any, in which the property is located. The legal description of the applicable property shall be shown on the face of each survey, and the same shall conform to the legal description contained in the title policy described below.
          (n) Title Insurance.
          (i) The Administrative Agent shall have received, in respect of each Mortgaged Property located in the United States of America, except as set forth in Schedule 6.15, a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except for Permitted Liens disclosed therein; (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder; (E) be in the form of ALTA Loan Policy – 1970 form B (Amended 10/17/70 and 10/17/84) or 2006 ALTA Loan Policy to the extent available in the particular jurisdiction of each Mortgaged Property (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent, including, without limitation (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar (if not a 2006 ALTA Loan Policy) and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2 and CLTA 119.3 (for leased Real Estate, only); deletion of arbitration; revolving credit/future advances; mortgage recording tax; deletion of creditors’ rights (if not a 1970 ALTA Loan Policy); and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property, and (G) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

          (ii) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above and a copy of all other material documents affecting the Mortgaged Properties.
          (o) Flood Insurance. If requested by the Administrative Agent, the Administrative Agent shall have received, except as set forth in Schedule 6.15 (A) a policy of flood insurance for Mortgaged Properties located in a flood hazard zone as designated by the Federal Emergency Management Agency that (1) covers any parcel of improved material real property located in the United States of America that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage or that may be extended to such maturity date and (B) confirmation that the US Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.
          (p) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and US Collateral Agreement and Section 5.3 of the Canadian Collateral Agreement.
          (q) PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including, without limitation, the PATRIOT Act as it shall have reasonably requested.
          (r) Approvals. All material governmental and third party approvals and consents necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.
          (s) Solvency Certificate. On the Closing Date, the Lenders shall have received a Solvency Certificate substantially in the form attached hereto as Exhibit K, executed by the chief financial officer of each Borrower.
          (t) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
          (i) the legal opinion of Akin Gump Strauss Hauer & Feld LLP, counsel of the Group Members, substantially in the form of Exhibit F-1;
          (ii) the legal opinion of Blakes, Cassels & Graydon LLP, Canadian counsel of the Group Members, substantially in the form of Exhibit F-2;

          (iii) the legal opinion of Stewart McKelvey, Nova Scotia counsel of the Group Members, substantially in the form of Exhibit F-3; and
          (iv) the legal opinion of local counsel in Florida and of such other special and local counsel as may be reasonably required by the Administrative Agent.
          Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
          (u) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.
          Each Lender, by delivering its signature page to this Agreement or a Lender Addendum and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.
          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:
          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
          (c) Senior Debt. A Responsible Officer of each Borrower shall certify in writing to the Administrative Agent that the incurrence of Indebtedness represented by the requested extension of credit is permitted under the Senior Subordinated Notes Indenture.
          Each borrowing by and issuance of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.
SECTION 6. AFFIRMATIVE COVENANTS
          The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Agent or any Arranger hereunder, each Borrower shall and shall cause each of its Subsidiaries to:

          6.1 Financial Statements. Furnish to each Agent and each Lender:
          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the US Borrower, a copy of the audited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by BDO Dunwoody LLP/ BDO Seidman LLP or other independent certified public accountants of nationally recognized standing;
          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the US Borrower, the unaudited consolidated balance sheet of the US Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);
          (c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each fiscal year of the US Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the US Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and
all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and, except with respect to the statement of cash flows delivered pursuant to Section 6.1(c), in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); it being understood that at the Administrative Agent’s reasonable request, such statements of cash flow will also be prepared in accordance with GAAP.
          6.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (i), to the relevant Lender:
          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);
          (b) concurrently with the delivery of any financial statements pursuant to Sections 6.1(b) and (c), (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it on or before such date, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate stating that to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it on or before such date, and containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the US Borrower, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, in writing, a listing of any county, state, territory, province, region or any other jurisdiction, or any political subdivision thereof within the United States of America, Canada or otherwise where any Loan Party keeps material inventory or equipment and of any registered Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any financing statements under the UCC or applicable Personal Property Security Legislation or other filings specified in such Compliance Certificate as being required to be delivered therewith;
          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the US Borrower, a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet of the US Borrower and its Subsidiaries as of the end of the current fiscal year, and the related consolidated statements of projected cash flow and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;
          (d) within 45 days after the end of each fiscal quarter of the US Borrower, a narrative discussion and analysis of the financial condition and results of operations of the US Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
          (e) no later than 5 Business Days, or such shorter period as the Administrative Agent shall reasonably agree to, prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the

Senior Subordinated Notes or any proposed material amendment, supplement or other modification of the governing documents of either Borrower;
          (f) within five days after the same are sent, copies of all financial statements and reports that any Group Member sends to the holders of any class of its debt securities or public equity securities and, within 5 days after the same are filed, copies of all financial statements and reports that any Group Member may make to, or file with, the SEC;
          (g) as soon as reasonably possible and in any event within 5 Business Days of obtaining knowledge thereof: (i)  notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by any Group Member, in the aggregate, of a Material Environmental Amount; and (ii)  any notice that any Governmental Authority will deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit or any other material Permit held by a Borrower or condition approval of any such material Permit on terms and conditions that are materially more burdensome than the current terms and conditions of such material Permits to the operation of any of the Group Members’ businesses or any property owned, leased or operated by such Person, where such denial, revocation, refusal or condition would preclude the normal conduct of the Group Members’ business in respect of the operation to which such Environmental Permit or material Permit applies;
          (h) to the extent not included in clauses (a) through (g) above, no later than the date the same are required to be delivered thereunder, copies of all agreements, documents or other instruments (including, without limitation, (i) audited and unaudited, pro forma and other financial statements, reports, forecasts, and projections, together with any required certifications thereon by independent public auditors or officers of any Group Member or otherwise, (ii) press releases and (iii) statements or reports furnished to any other holder of the securities of any Group Member);
          (i) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance required by Section 6.5, and, from time to time, such supplemental reports thereto as the Administrative Agent may reasonably request; and
          (j) promptly, such additional financial and other information as any Lender may from time to time reasonably request.
          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Group Member.
          6.4 Conduct of Business and Maintenance of Existence, etc. (a)  (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not in conflict with this Agreement or the other Loan Documents, comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          6.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted and (b) (i) maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of Section 5.3 of the Guarantee and US Collateral Agreement and Section 5.3 of the Canadian Collateral Agreement and in at in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by similarly situated companies engaged in the same or a similar business and consistent with past practices.
          6.6 Inspection of Property; Books and Records; Discussions. (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and, at the Borrowers’ expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their respective independent certified public accountants.
          6.7 Notices. Promptly give notice to each Agent and each Lender of:
          (a) the occurrence of any Default or Event of Default;
          (b) any (i) default or event of default (or alleged default) under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding which may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (c) any litigation or proceeding affecting any Group Member in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought;
          (d) the following events if, individually or in the aggregate, they could reasonably be expected to result in a Material Adverse Effect, as soon as possible and in any event within 30 days after either Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of a Single Employer Plan or in favor of the PBGC with respect to a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or either Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination of, any Single Employer Plan; and
          (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.
          6.8 Environmental Laws. (a)  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, including, without limitation, such orders and directives to conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws.
          (c) Conduct and complete, or cause to be conducted and completed, any investigation and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and remediate all Materials of Environmental Concern Released at, on, in, under or from any real property owned, leased or operated by any Group Member to the extent required by and in accordance with Environmental Laws.
          6.9 Interest Rate Protection. Within 90 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 35% of the aggregate principal amount of the Senior Subordinated Notes and the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.
          6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by any Group Member (other than (w) any Property acquired by any Canadian Subsidiary (including the Canadian Borrower) (x) any Property described in paragraph (c), paragraph (d) or paragraph (e) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) any Property acquired by an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and US Collateral Agreement, the Canadian Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property (other than Vehicles located in the United States and insurance located in Canada), including without limitation, the filing of financing statements under the UCC and other applicable Personal Property Security Legislation in such jurisdictions as may be required by the Guarantee and US Collateral Agreement, the Canadian Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (b) With respect to any Property acquired by any Canadian Subsidiary (including the Canadian Borrower) (other than (x) any Property described in paragraph (c), paragraph (d) or paragraph (e) of this Section and (y) any Property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent for the benefit of the Canadian Secured Parties does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Canadian Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent or the Secured Parties, as applicable, a perfected first priority security interest in such Property (other than insurance located in Canada), including without limitation, the filing of financing statements applicable Personal Property Security Legislation in such jurisdictions as may be required by the Canadian Collateral Agreement or by law or as may be requested by the Administrative Agent.
          (c) With respect to any fee interest (or leasehold interest, to the extent such leasehold is created under a triple net ground lease or similar transaction) in any real property having a value (together with improvements thereof) of at least $250,000 acquired after the Closing Date by any Group Member (other than any such real property owned by an Excluded Foreign Subsidiary or a Canadian Subsidiary or subject to a Lien expressly permitted by Section 7.3(g)), at least five Business Days prior to acquisition, deliver to the Administrative Agent a Phase I Environmental Site Assessment, in form and substance reasonably satisfactory to the Administrative Agent, and such other documentation relating to the environmental condition of the Property as reasonably requested by the Administrative Agent, and, upon acquisition, promptly (i) execute and deliver a first priority Mortgage (except for Permitted Liens and Liens otherwise allowed under the Mortgages) in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance, complying with the provisions of Section 5.1(n), covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof complying with the provisions of Section 5.1(m), together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage to the extent that such consents or estoppels may be obtained using reasonable efforts without payment of money and without obligation to commence litigation, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (d) With respect to any fee interest (or leasehold interest, to the extent such leasehold is created under a triple net ground lease or similar transaction) in any real property having a value (together with improvements thereof) of at least $250,000 acquired by any Canadian Subsidiary (including the Canadian Borrower) (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), at least five Business Days prior to acquisition, deliver to the Administrative Agent a Phase I Environmental Site Assessment, in form and substance reasonably satisfactory to the Administrative Agent, and such other documentation relating to the environmental condition of the Property as reasonably requested by the Administrative Agent, and, upon acquisition, promptly (i) execute and deliver a first priority Mortgage (except for Permitted Liens and Liens otherwise allowed under the Mortgages) in favor of the Administrative Agent or the Canadian Collateral Agent, as applicable,, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with a satisfactory title opinion covering such real property and any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage to the extent that such consents or estoppels may be obtained using reasonable efforts without payment of money and without obligation to commence litigation, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (e) With respect to any new Subsidiary of the US Borrower (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary of the US Borrower that ceases to be an Excluded Foreign Subsidiary), by any Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Group Member, (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Documents with respect to such new Subsidiary, including, without limitation, the recording of instruments in the United States Patent and Trademark Office, the United States Copyright Offices and the Canadian Intellectual Property Office, the execution and delivery by all necessary persons of control agreements, and the filing of financing statements under applicable Personal Property Security Legislation in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, (iv) if requested by the Administrative Agent, a report in scope and substance comparable to a Phase I Environmental Site Assessment on the environmental condition of the Property owned, leased or operated by such new Subsidiary and (v) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (f) With respect to any Excluded Foreign Subsidiary created or acquired after the Closing Date by the US Borrower or any of its Subsidiaries (other than by any Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in all of the Capital Stock of such new Subsidiary that is owned by any Loan Party, (provided that in no event shall more than 65% of the total voting outstanding Capital Stock of any such Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with irrevocable proxies, undated stock powers, in blank, executed and delivered by a duly authorized officer of the applicable Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
          (g) Notwithstanding anything to the contrary in this Section 6.10, with respect to any leasehold interest required to be encumbered with a first priority Mortgage pursuant to paragraphs (c) or (d) of this Section 6.10, (i) the Borrowers shall use commercially reasonable efforts (excluding commencing litigation) to obtain (y) (1) a memorandum or notice of lease in recordable (or registrable) form with respect to such leasehold interest, executed and acknowledged by the lessor of such leasehold interest, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum or notice thereof has been recorded (or registered) in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, and (z) any lessor consent or approval of such Mortgage as may be required pursuant to the terms of the applicable lease with respect to such leasehold interest, and (ii) if the Borrowers shall fail to obtain the documents referred to in clauses (y) or (z) above with respect to any such leasehold interest, after using commercially reasonable efforts to do so, the Borrowers shall have no further obligation to comply with paragraphs (c) or (d) of this Section 6.10 with respect to the applicable leasehold interest. The Borrowers shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the items referenced in this Section 6.10(g).
          (h) Notwithstanding anything to the contrary in this Section 6.10, paragraphs (a), (b), (c), (d), (e) and (f) of this Section 6.10 shall not apply to any Property, new Subsidiary of the US Borrower or new Excluded Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.
          6.11 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 4.16.
          6.12 Pension and Benefits Plans.

          (a) ERISA Documents. The US Borrower will cause to be delivered to the Administrative Agent, promptly upon the Administrative Agent’s request, any or all of the following: (i) a copy of each Single Employer Plan; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan (other than any Plan of a Commonly Controlled Entity); (iii) for the most recent plan year preceding the Administrative Agent’s request, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Single Employer Plan; (iv) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the US Borrower or any Commonly Controlled Entity to each such Plan and copies of the collective bargaining agreements requiring such contributions; (v) any information that has been provided to the US Borrower or any Commonly Controlled Entity regarding withdrawal liability under any Multiemployer Plan; (vi) the aggregate amount of payments made under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) to any retired employees of the US Borrower or any of its Subsidiaries (or any dependents thereof) during the most recently completed fiscal year; and (vii) documents reflecting any agreements between the PBGC and the US Borrower or any Commonly Controlled Entity with respect to any Plan.
          (b) Canadian Pension Plans and Canadian Benefit Plans.
          (i) Each Group Member shall use its commercially reasonable efforts to obtain and to provide the Administrative Agent with written confirmation from the applicable Governmental Authorities that each Canadian Pension Plan adopted by any Group Member which is required to be registered under the Income Tax Act (Canada) or any other Requirement of Law has been registered. From and after the adoption and registration of any Canadian Pension Plan and subject to any power or right to terminate a Canadian Pension Plan in whole or in part, each Group Member shall use commercially reasonable efforts to ensure that the plan retains its registered status under and is administered in all material respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other Requirements of Law.
          (ii) Each Group Member shall cause all reports and disclosures relating to any Canadian Pension Plan that are required by the plan or any Requirement of Law to be filed or distributed in a timely manner.
          (iii) Each Group Member shall perform in all material respects all obligations (including (if applicable), funding, investment and administration obligations) required to be performed by it in connection with each Canadian Pension Plan and Canadian Benefit Plan and the funding media therefor; make all contributions and pay all premiums required to be made or paid by it in accordance with the terms of the plan and all Requirements of Law and withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected by it in accordance with the terms of the plan and all Requirements of Law; and ensure that, except as could not reasonably be expected to result in a Material Adverse Effect, to the extent that the Group Member has a Canadian Pension Plan which is a defined benefit pension plan, that such plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).
          (iv) The Canadian Borrower shall deliver to the Administrative Agent, (A) promptly on request, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan filed by any Group Member with any applicable Governmental Authority; (B) promptly on request, a copy of any material direction, order or notice that any Group Member may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (C) notification within 30 days of any material increases in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or the commencement of contributions to any Canadian Pension Plan or Canadian Benefit Plan to which it was not previously contributing.
          6.13 Further Assurances. (a) From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the US Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the US Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
          (b) Preserve and protect the Lien status of each respective Mortgage and, if any Lien (other than unrecorded Liens permitted under Section 7.3 that arise by operation of law and other Liens permitted under Section 7.3(f)) is asserted against a Mortgaged Property, promptly and at its expense, give the Administrative Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to the Administrative Agent.
          6.14 Maintenance of Ratings. At all times, use commercially reasonable efforts to maintain a corporate family rating and a rating with respect to its senior secured debt issued by Moody’s and a corporate rating and a rating with respect to its senior secured debt issued by S&P.
          6.15 Quebec Subsidiary. At all times, cause the Quebec Subsidiary to (a) be maintained as an inactive Subsidiary, (b) have no material assets and (c) generate no material portion of Consolidated EBITDA, in each case, until the dissolution of the Quebec Subsidiary.
          6.16 Post Closing Obligations.

          (a) Within 30 days from the acquisition of any ongoing business permitted by Section 7.8 (g) or (i), or such later date as may reasonably be agreed to by the Administrative Agent, file all notices required in connection with the transfer of Permits related to such acquisition with the applicable Governmental Authority and send the Administrative Agent copies thereof.
          (b) Within 30 days of the Closing Date, or such later date as may reasonably be agreed to by the Administrative Agent, the Borrowers agree to provide all such documents referenced in Schedule 6.15.
SECTION 7. NEGATIVE COVENANTS
          Each Borrower hereby jointly and severally agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, any Agent or any Arranger hereunder, each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          7.1 Financial Condition Covenants.
          (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the US Borrower ending with the last day of any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter.

Fiscal Quarter	Consolidated Leverage Ratio
FQ3 2008	4.50 : 1.00
FQ4 2008	4.50 : 1.00
FQ1 2009	4.50 : 1.00
FQ2 2009	4.50 : 1.00
FQ3 2009	4.25 : 1.00
FQ4 2009	4.25 : 1.00
FQ1 2010	4.25 : 1.00
FQ2 2010	4.25 : 1.00
FQ3 2010	4.00 : 1.00
FQ4 2010	4.00 : 1.00
FQ1 2011	4.00 : 1.00
FQ2 2011	4.00 : 1.00
FQ3 2011 and thereafter	3.75 : 1.00
          (b) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the US Borrower ending with the last day of any fiscal quarter to exceed 2.75: 1.00; provided that, if at any time the Senior Subordinated Notes are refinanced with senior Indebtedness, the maximum Consolidated Senior Secured Leverage Ratio with respect to each fiscal quarter for which compliance with this Section 7.1(a) is tested after the date of such refinancing shall be 2.50 : 1.00.

          (c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the US Borrower ending with the last day of any fiscal quarter set forth below to be less than (i) 2.50 : 1.00 as at the last day of each fiscal quarter ending prior to FQ3 2009 and (ii) 2.75 : 1.00 as at the last day of FQ3 2009 and each fiscal quarter thereafter.
          7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness of any Loan Party pursuant to any Loan Document;
          (b) Indebtedness of (i) any Borrower or any Subsidiary Guarantor to any Group Member, (ii) to the extent constituting an Investment permitted under Section 7.8, any Subsidiary that is not a Subsidiary Guarantor to any Borrower or any Subsidiary Guarantor, provided that all such Indebtedness shall be subject to Section 10.19, and (iii) any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;
          (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;
          (d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof (other than by fees and expenses incurred in connection with such refinancing and interest with respect thereto being capitalized));
          (e) Guarantee Obligations made in the ordinary course of business by any Group Member of Indebtedness of any Loan Party;
          (f) Indebtedness of any Group Member acquired pursuant to, or assumed in connection with, any Permitted Acquisition under Section 7.8(g); provided that such Indebtedness was not incurred (x) to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions constituting such Permitted Acquisition or (y) otherwise in connection with, or in contemplation of, such Permitted Acquisition; and provided, further, that after giving effect to the incurrence of any such Indebtedness (and any substantially concurrent repayment of Obligations or consummation of a Permitted Acquisition) on a pro forma basis, as if such Indebtedness (and any substantially concurrent repayment of Obligations or consummation of a Permitted Acquisition) had been incurred on the first day of the twelve-month period ending on the last day of the US Borrower’s then most recently completed fiscal quarter for which financial statements are available, the US Borrower and its Subsidiaries would have been in compliance with all the financial covenants set forth in Section 7.1 and the US Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the US Borrower to such effect setting forth in reasonable detail the computations necessary to determine such compliance, and (ii) any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or shortening of the maturity of any principal amount thereof (other than by fees and expenses incurred and interest to be capitalized in connection with such refinancing) and on other material terms no less favorable to the applicable Group Member);
          (g) (i)  unsecured subordinated Indebtedness of either Borrower, the proceeds of which are used either (x) to repay the Obligations hereunder or (y) to consummate Permitted Acquisitions and (ii) unsecured subordinated Indebtedness of either Borrower in an aggregate principal amount not to exceed $5,000,000, the proceeds of which may be used for general corporate purposes, provided that such amount may be increased to $100,000,000 if (x) prior to and after giving effect to the incurrence of such Indebtedness the Consolidated Leverage Ratio is less than 4.25 to 1.00 or, if less, the then applicable maximum Consolidated Leverage Ratio under Section 7.1(a) and (y) the proceeds thereof are used to consummate Permitted Acquisitions or for Capital Expenditures in respect of new landfills; provided, further, that, in the case of clauses (i) and (ii), (x) such Indebtedness is issued on customary market terms and conditions (including subordination terms) reasonably satisfactory to the Administrative Agent, (y) no Default or Event of Default exists and is continuing at the time of issuance thereof and (z) no part of the principal part of such Indebtedness shall have a maturity date earlier than the 91st day after the final maturity of the Term Loans hereunder;
          (h) (i) Indebtedness of the US Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $160,000,000 and any subordinated Indebtedness of the US Borrower that refinances the Senior Subordinated Notes (including pursuant to a defeasance, discharge or redemption mechanism); provided that (w) such Indebtedness does not increase the principal amount thereof (other than by the amount of call premiums or accrued and unpaid interest payable on the Senior Subordinated Notes in connection with such refinancing and fees in connection therewith), (x) such Indebtedness is issued on customary market terms and conditions (including subordination terms) reasonably satisfactory to the Administrative Agent, (y) no Default or Event of Default exists and is continuing at the time of issuance thereof and (z) no part of the principal part of such Indebtedness shall have a maturity date earlier than the 91st day after the final maturity of the Term Loans hereunder; and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the obligations of such Subsidiary Guarantor under the Guarantee and US Collateral Agreement to the same extent as the obligations of the US Borrower in respect of the Senior Subordinated Notes are subordinated to the Obligations;
          (i) Indebtedness of any Group Member consisting of unsecured guarantees or other unsecured credit support obligations on customary market terms, including terms reasonably acceptable to the Administrative Agent, in respect of IRB Transactions in an aggregate amount not to exceed $20,000,000 at any one time outstanding;
          (j) Indebtedness of any Group Member consisting of guarantees or other credit support obligations on customary market terms in respect of IRB Transactions; provided that such guarantees or other credit obligations are supported by one or more Letters of Credit;
          (k) Indebtedness issued to insurance companies to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan

Party in the ordinary course of business in an aggregate amount not to exceed $15,000,000 at any time outstanding; and
          (l) additional Indebtedness of any Group Member in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding.
          7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
          (a) Liens for taxes, assessments and governmental charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained in the books of the applicable Group Member, in conformity with GAAP;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits by or on behalf of any Group Member and subordinated security interests on assets related to a particular performance bond granted to the surety providing such performance bond, in each case, to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of deposits at any one time outstanding securing appeal bonds does not exceed $5,000,000;
          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and any Liens permitted or excepted in the Mortgages that, in the aggregate, do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members;
          (f) Liens in existence on the Closing Date listed on Schedule 7.3(f); provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount secured thereby is not increased;
          (g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price of such fixed or capital asset;

          (h) Liens created pursuant to the Security Documents;
          (i) any interest or title of a lessor under any lease entered into by any Group Member in the ordinary course of its business and covering only the assets so leased;
          (j) advance deposits (including extension payments) arising after the Closing Date in connection with any Investment permitted by Section 7.8(g);
          (k) Liens on the property or assets of a Person which becomes a Subsidiary of a Borrower after the Closing Date, or is acquired by a Borrower or any of its Subsidiaries after the Closing Date, securing Indebtedness permitted by Section 7.2(f); provided that (i) such Liens existed at the time such Person became a Subsidiary of a Borrower, (ii) such Liens were not granted in connection with or in contemplation of the applicable Permitted Acquisition and (iii) the amount of Indebtedness secured thereby is not increased (except as expressly provided in Section 7.2(f)) and such Liens are not expanded to cover additional Property (other than proceeds thereof);
          (l) Liens on unearned premiums in respect of insurance policies securing insurance premium financing permitted under Section 7.2(k); and
          (m) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds $5,000,000 at any one time.
          7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
          (a) any Solvent Subsidiary of a Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrowers shall comply with Section 6.10 in connection therewith);
          (b) any Subsidiary of the Borrowers may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party;
          (c) any Borrower or any Subsidiary of any Borrower may merge with any Person in connection with an acquisition permitted by Section 7.8(g), so long as (i) if such transaction involves a Borrower, such Borrower is the continuing or surviving corporation and (ii) if such transaction involves any Subsidiary of a Borrower, the surviving corporation must be or become a Subsidiary Guarantor; and
          (d) any Subsidiary may Dispose of its assets (by merger, consolidation, dissolution or otherwise) in a transaction permitted, in its entirety, by Section 7.5.

          7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the US Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
          (a) the Disposition of obsolete or worn out property in the ordinary course of business;
          (b) Dispositions permitted by Section 7.4(b);
          (c) the sale or issuance of any Subsidiary’s Capital Stock to any Loan Party;
          (d) the Disposition of assets not otherwise permitted to be Disposed of pursuant to this Section 7.5 having a fair market value of $40,000,000, in the aggregate for any fiscal year of the US Borrower;
          (e) the Dispositions listed on Schedule 7.5(e);
          (f) the issuance and exchange of shares of the Capital Stock of the Canadian Borrower and the US Borrower as part of the Migration (including, without limitation, issuances of Capital Stock of the US Borrower from time to time in exchange for the Exchangeable Shares);
          (g) an exchange or “swap” of fixed, tangible assets of any Group Member for the assets of a Person other than another Group Member in the ordinary course of business; provided that (i) the assets received by such Group Member will be used or useful in such Group Member’s business and (ii) such Group Member received reasonable equivalent value for such assets, such equivalent value to be demonstrated to the reasonable satisfaction of the Administrative Agent; provided further that the fair market value of all such assets of the Group Members exchanged or “swapped” in any fiscal year of the US Borrower does not exceed $50,000,000; and
          (h) as a result of any Recovery Event.
          7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:
          (a) any Subsidiary of a Borrower (including the Canadian Borrower) may make Restricted Payments to such Borrower or any Subsidiary Guarantor;

          (b) so long as no Default or Event of Default shall have occurred and be continuing, the US Borrower may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (d) subsequent to the Closing Date (net of any proceeds received by the US Borrower subsequent to the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $100,000;
          (c) [reserved];
          (d) the shares of Capital Holdings Company held by the US Borrower may be converted into interest bearing intercompany Indebtedness;
          (e) a Borrower may make Restricted Payments to repurchase or redeem its common stock if no Default or Event of Default has occurred and is continuing and the US Borrower’s Consolidated Leverage Ratio pro forma for any repurchase or redemption pursuant to this clause 7.6(e) and any related transactions is less than 3.50:1.00, and the aggregate amount of such Restricted Payments (i) from the period beginning on the Closing Date until the first anniversary of the Closing Date does not exceed $5,000,000 and (ii) does not exceed $25,000,000 at any time; and
          (f) a Borrower may pay to holders of its common shares and warrants issued in connection with any Permitted Acquisition up to $150,000 per month for up to four months as a penalty for the failure to register such common shares and warrants within the time frame agreed upon with such holders.
          7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Group Members in the ordinary course of business not exceeding (i) $68,000,000 during fiscal year 2008 and (ii) $60,000,000 during fiscal year 2009 and each fiscal year thereafter plus, in each fiscal year, 10.0% of revenues for the immediately preceding fiscal year from any Permitted Acquisitions or any exchange or “swap” as permitted by Section 7.5(g), (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount and (c) the acquisition of capital assets pursuant to any Acquisition Documentation.
          7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
          (a) extensions of trade credit in the ordinary course of business;
          (b) investments in Cash Equivalents;
          (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b)(i) and (iii) and 7.2(e);

          (d) loans and advances to employees of any Group Member in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding;
          (e) Investments in assets useful in a Group Member’s business made by such Group Member with the proceeds of any Reinvestment Deferred Amount;
          (f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by any Group Member in a Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;
          (g) in addition to Investments otherwise expressly permitted by this Section, Investments by the Canadian Borrower, the US Borrower or any Guarantor constituting acquisitions of other Persons in the same or similar line of business as the Group Members (a “Permitted Acquisition”); provided that
          (i) immediately prior to and after giving effect to any such Permitted Acquisition, (x) no Default or Event of Default has occurred and is continuing and (y) the US Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1, and, with respect to the Consolidated Leverage Ratio and Consolidated Senior Secured Leverage Ratio, such pro forma Consolidated Leverage Ratio and Consolidated Senior Secured Leverage Ratio will be at least 0.25 to 1.00 less than the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio, respectively, otherwise required at the time, and the US Borrower shall have certified each of the same to the Administrative Agent in writing;
          (ii) if such Permitted Acquisition is structured as a stock acquisition, or a merger or consolidation, then either (A) the Person so acquired becomes a Wholly Owned Subsidiary of the US Borrower or (B) such Person is merged with and into either the US Borrower or a Wholly Owned Subsidiary of the US Borrower (with the US Borrower or such Subsidiary of the US Borrower being the surviving corporation in such merger);
          (iii) all of the provisions of Section 6.10 have been or will be complied with in respect of such Permitted Acquisition and, if the purchase price for such Permitted Acquisition exceeds $5,000,000, the Acquisition Documentation with respect to any such Permitted Acquisition shall have been delivered to the Administrative Agent;
          (iv) the aggregate purchase price for all such Permitted Acquisitions shall not exceed (x) $60,000,000 per fiscal year or (y) $30,000,000 for any single Permitted Acquisition;
          (v) immediately after consummation of such Permitted Acquisition, the aggregate amount of Available Revolving Credit Commitments shall be equal to or greater than $10,000,000.
          (h) Investments in Specified Hedge Agreements permitted by Section 7.16;

          (i) in addition to Investments otherwise expressly permitted by this Section, Investments by any Group Member in an aggregate amount (valued at cost) not to exceed $3,500,000 in the aggregate, after taking into account recoveries, returns, repayments, interest and other payments and distributions received in cash thereon by any Loan Party, at any time outstanding during the term of this Agreement;
          (j) Investments consisting of asset swaps or exchanges permitted by Section 7.5(g);
          (k) Investments consisting of promissory notes and deferred payment obligations received in connection with a Disposition permitted by Section 7.5(d) in an aggregate principal amount not to exceed $5,000,000 in the aggregate, after taking into account recoveries, returns, repayments, interest and other payments and distributions received in cash thereon by any Loan Party, at any time outstanding during the term of this Agreement; and
          (l) Investments consisting of deferred payment obligations in connection with the acquisition of the Freedom Recycling landfill and transfer station development projects.
          7.9 Limitation on Optional Payments and Modifications of Debt Instruments and Other Agreements. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the Senior Subordinated Notes or any refinancing thereof pursuant to Section 7.2(h), or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Subordinated Notes other than refinancings permitted by Section 7.2(h).
          (b) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease any Indebtedness incurred pursuant to Sections 7.2(f) (except as expressly permitted thereby or except in connection with a sale of the underlying asset which repays such Indebtedness in full) or (g) or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (any such payment, prepayment, repurchase, redemption or defeasance, collectively, a “Restricted Debt Repayment”) unless (x) no Default or Event of Default has occurred and is continuing and (y) the US Borrower’s Consolidated Leverage Ratio pro forma for any Restricted Debt Repayment pursuant to this clause 7.9(b) and any related transaction is less than 4.00:1.00.
          (c) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or any refinancing thereof pursuant to Section 7.2(h), or any Indebtedness incurred pursuant to Sections 7.2(f) or (g) (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to the Group Members and (ii) does not involve the payment of a consent fee).
          (d) Designate any Indebtedness (other than the Obligations) as “Designated

Senior Indebtedness” for purposes of the Senior Subordinated Note Indenture.
          (e) Amend its certificate of incorporation, by-laws or other governing documents in any manner determined by the Administrative Agent to be adverse to the Lenders.
          7.10 Limitation on Transactions with Affiliates. Except as set forth on Schedule 7.10, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Loan Party) unless such transaction is (a) (i) otherwise not prohibited by this Agreement, (ii) in the ordinary course of business of such Group Member and (iii) upon fair and reasonable terms no less favorable to such Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or (c) expressly permitted by Section 7.6.
          7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except for any arrangement with respect to which the sale of such real or personal property was permitted by Section 7.5 and the capitalized lease created in connection therewith was permitted by Section 7.2.
          7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the US Borrower to end on a day other than December 31 or change the US Borrower’s method of determining fiscal quarters.
          7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any other Loan Party, its obligations under the Guarantee and US Collateral Agreement or the Canadian Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreements governing Indebtedness permitted by Sections 7.2 (c), (d) or (f) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Sections 7.3(f), (g) or (k), as applicable), (d) the Senior Subordinated Note Indenture and (e) provisions in leases that restrict the transfer of such lease by the lessee.
          7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay or subordinate any Indebtedness owed to any other Group Member, (b) make Investments in any other Group Member or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a

Subsidiary of the US Borrower (other than the Canadian Borrower) imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary net worth provisions contained in real property leases entered into by any Loan Party so long as such net worth provisions could not reasonably be expected to impair materially the ability of the Loan Parties to meet their ongoing obligations under this Agreement or any of the other Loan Documents, (iv) any restrictions existing under (A) the Senior Subordinated Notes Indenture or (B) any agreement to be entered into in connection with the incurrence of Indebtedness permitted by Sections 7.2(f) or (g) solely to the extent such agreement is no more restrictive than this Agreement, and (v) with respect to clause (c) only, (A) agreements described in clauses (b)-(d) of Section 7.13, to the extent set forth in such clauses and (B) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with a disposition of such asset permitted hereunder.
          7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the Closing Date or that are reasonably related thereto.
          7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.
          7.17 Limitation on Performance Bonds. Create, incur, assume or suffer to exist any secured obligations in respect of performance and surety bonds and other obligations of a like nature other than performance and surety bonds incurred in connection with credit support obligations related to the waste collection and disposal business in the ordinary course of business, including, without limitation, bonds for closure and post closure obligations relating to any landfill and bonds relating to municipal collection contracts.
SECTION 8. EVENTS OF DEFAULT
          If any of the following events shall occur and be continuing:
          (a) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable by it hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
          (c) (i)  Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Canadian Borrower and the US Borrower only), Section 6.7(a) or Section 7 of this Agreement, or in Sections

5.2(a) and (d), 5.3(b)(iii) and (v), 5.5(a) and (c), 5.6(b)(i) and (ii), 5.7 and 5.8(b) of the Guarantee and US Collateral Agreement, or (ii) Sections 5.2(a), 5.3(b)(iii) and (v), 5.5(a) and (c), 5.6(b)(i), 5.7 and 5.8(b) of the Canadian Collateral Agreement; or
          (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or
          (e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Obligations) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or
          (f) (i)  any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receiver-manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint, possession, foreclosure or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (g) (i)  Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Single Employer Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, or any Lien in favor of a Single Employer Plan or in favor of the PBGC with respect to a Single Employer Plan shall arise on the assets of the US Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) the US Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or
          (h) One or more judgments or decrees shall be entered against any Group Member involving for all Group Members taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
          (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
          (j) The guarantee contained in Section 2 of the Guarantee and US Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or
          (k) Any Change of Control shall occur; or
          (l) The Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and US Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Bankers’ Acceptances and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder and whether or not the Bankers’ Acceptances have matured) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the US Borrower and the Canadian Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower and the Canadian Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of Bankers’ Acceptances and L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and whether or not the Bankers’ Acceptances have matured to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred, or Bankers’ Acceptances which have not matured, at the time of an acceleration pursuant to this paragraph at the time of an acceleration pursuant to this paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent or the Canadian Agent, as applicable, an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit and the aggregate face amount of unmatured Bankers’ Acceptances (and each Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit, the unmatured Bankers’ Acceptances and all other Obligations). If at any time the Administrative Agent or the Canadian Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, the Canadian Agent and the Secured Parties or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit or Bankers’ Acceptances, the applicable Borrower shall, forthwith upon demand by the Administrative Agent or the Canadian Agent, as applicable, pay to the Administrative Agent or the Canadian Agent, as applicable, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent (or the Canadian Agent, as applicable) determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to Letters of Credit and Bankers’ Acceptances shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit and the reimbursement obligations of the Borrowers with respect to matured Bankers’ Acceptances, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrowers hereunder and under the other Loan Documents. After all such Bankers’ Acceptances shall have matured and after all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower (or such other Person as may be lawfully entitled thereto).
SECTION 9. THE AGENTS; THE ARRANGERS
          9.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.
          (b) For greater certainty, and without limiting the powers of the Agents or any other Person acting as an agent, attorney-in-fact or mandatary for the Agents under this Credit Agreement or under any of the Loan Documents, each Secured Party (including, without limitation, the Canadian Agent), hereby (a) irrevocably constitutes, to the extent necessary and confirms the constitution of (to the extent necessary), the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding on their behalf, and for their benefit, any Liens, including hypothecs (“Hypothecs”), granted or to be granted by either Borrower or any other Loan Party on movable or immovable property pursuant to the laws of the Province of Quebec to secure obligations of either Borrower or any other Loan Party under any bond issued by either Borrower or any other Loan Party and exercising such powers and duties which are conferred upon the Administrative Agent in its capacity as fondé de pouvoir under any of the Hypothecs; and (b) appoints (and confirms the appointment of) and agrees that the Administrative Agent, acting as agent for the Secured Parties, may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Secured Parties.
          (c) The said constitution of the fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Quebec) as the holder of such irrevocable power of attorney and of the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Secured Parties shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Assumption and by a Qualified Counterparty by its agreement to be bound by the provisions of this Section 9 as if it were a Lender party thereto.
          (d) Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Quebec), the Administrative Agent may purchase, acquire and be the holder of any bond issued by either Borrower or any other Loan Party. Each of the US Borrower and the Canadian Borrower hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.
          (e) The Administrative Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Agents as stipulated in this Section 9 of the Credit Agreement, which shall apply mutatis mutandis. Without limitation, the provisions of Section 9.9 shall apply mutatis mutandis to the resignation and appointment of a successor to the Administrative Agent acting as fondé de pouvoir.
          9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          9.3 Exculpatory Provisions. Neither any Arranger, any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted directly from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Arrangers, the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          9.6 Non-Reliance on the Arrangers, the Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Arrangers, any of the Agents nor any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Arranger, any Agent to any Lender. Each Lender represents to the Agents and the Arrangers that it has, independently and without reliance upon any Arranger, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans (and in the case of any Issuing Lender, to issue its Letters of Credit) hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Arranger, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Arranger and no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of any Arranger or Agent or any of its officers, directors, employees, agents, attorneys and other advisors, partners, attorneys-in-fact or affiliates.

          9.7 Indemnification. The Lenders agree to indemnify each Arranger and each Agent in its capacity as such (to the extent not reimbursed by any Borrower and without limiting the obligation of any Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Arranger and each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Arranger or such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Arranger or such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a court of competent jurisdiction to have resulted directly from such Arranger’s or such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Arrangers and Agents in their Individual Capacities. Each and each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Arranger or such Agent were not an Arranger or an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Arranger and each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Arranger or an Agent, and the terms “Lender” and “Lenders” shall include the Arrangers and the Agents in their individual capacities.
          9.9 Successor Agents. (a) The Administrative Agent may resign as Administrative Agent upon 10 days notice to the Lenders and the Borrowers. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Canadian Agent and the Canadian Collateral Agent may resign as Canadian Agent or Canadian Collateral Agent (as applicable) upon 10 days notice to the Lenders and the Borrowers. If the Canadian Agent or the Canadian Collateral Agent shall resign as Canadian Agent or Canadian Collateral Agent (as applicable) under this Agreement and the other Loan Documents, then a majority of the Canadian Lenders shall appoint from among the Canadian Lenders a successor agent for the Canadian Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Canadian Agent or the Canadian Collateral Agent (as applicable), and the term “Canadian Agent” or “Canadian Collateral Agent” (as applicable) shall mean such successor agent effective upon such appointment and approval, and the former Canadian Agent’s or Canadian Collateral Agent’s (as applicable) rights, powers and duties as Canadian Agent or Canadian Collateral Agent (as applicable) shall be terminated, without any other or further act or deed on the part of such former Canadian Agent or Canadian Collateral Agent (as applicable) or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. If no successor agent has accepted appointment as Canadian Agent or Canadian Collateral Agent (as applicable) by the date that is 10 days following a retiring Canadian Agent’s or Canadian Collateral Agent’ (as applicable) notice of resignation, the retiring Canadian Agent’s or Canadian Collateral Agent’s (as applicable) resignation shall nevertheless thereupon become effective, and the Canadian Lenders shall assume and perform all of the duties of the Canadian Agent or the Canadian Collateral Agent (as applicable) hereunder until such time, if any, as the such Lenders appoint a successor agent as provided for above. The Syndication Agent and each Co-Documentation Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent or Co-Documentation Agent (as applicable) hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent or such Co-Documentation Agent (as applicable) hereunder, if any, shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by any Arranger, any Agent or any Lender. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.
          9.11 The Arrangers; the Syndication Agent; the Co-Documentation Agents. Each Arranger, the Syndication Agent and each Co-Documentation Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.
          9.12 Withholding Tax. (a) To the extent required by any applicable law, the Administrative Agent or the Canadian Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.21(f) are not delivered to the Administrative Agent or the Canadian Agent, as applicable, then the applicable Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

          (b) If the Internal Revenue Service, Canada Revenue Agency or any authority of the United States of America, Canada or other jurisdiction asserts a claim that the Administrative Agent or the Canadian Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent and the Canadian Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent and the Canadian Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent or the Canadian Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
          (c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.21(f) and 9.12; provided that with respect to any Participant, as set forth in Section 10.6(b), such Participant shall only be required to comply with the requirements of Sections 2.21(f) if such Participant seeks to obtain the benefits of Section 2.21.
SECTION 10. MISCELLANEOUS
          10.1 Amendments and Waivers. (a) Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (1) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (2) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:
          (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;
          (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and US Collateral Agreement, in each case without the consent of all Lenders;
          (iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facilities set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;
          (iv) [reserved];
          (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document affecting the rights, duties and obligations of any Arranger or any Agent without the consent of each Arranger and Agent directly affected thereby;
          (vi) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of each Swing Line Lender directly affected thereby;
          (vii) amend, modify or waive the pro rata provisions of Section 2.19, Section 6.5 of the Guarantee and US Collateral Agreement or Section 6.5 of the Canadian Collateral Agreement, in each case without the consent of each Lender directly affected thereby;
          (viii) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender directly affected thereby;
          (ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6; or
          (x) amend, modify or waive any provision of any Loan Document directly affecting the rights, duties or obligations of the Canadian Agent without the consent of the Canadian Agent.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Arrangers, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Arrangers and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
          (b) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the

Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, and the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders or the Majority Revolving Credit Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share with preference to the Loans in the application of mandatory prepayments without the consent of the holders of more than 50% of the Loans with respect to the relevant Facility with whom such mandatory prepayments are shared with preference to.
          (c) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of (i) the Administrative Agent, the US Borrower and the Lenders providing the relevant Replacement US Term Loans (as defined below) to permit the refinancing of all outstanding US Term Loans (“Refinanced US Term Loans”) with a replacement term loan tranche (“Replacement US Term Loans”) hereunder, and (ii) the Canadian Agent, the Canadian Borrower and the Lenders providing the relevant Replacement Canadian Term Loans (as defined below) to permit the refinancing of all outstanding Canadian Term Loans (“Refinanced Canadian Term Loans”) with a replacement term loan tranche (“Replacement Canadian Term Loans”) hereunder, provided that, in the case of clauses (i) and (ii), (w) the aggregate principal amount of such Replacement US Term Loans or Replacement Canadian Term Loans, as applicable, shall not exceed the aggregate principal amount of such Refinanced US Term Loans or Refinanced Canadian Term Loans, as applicable, (x) the Applicable Margin for such Replacement US Term Loans or Replacement Canadian Term Loans, as applicable, shall not be higher than the Applicable Margin for such Refinanced US Term Loans or Refinanced Canadian Term Loans, as applicable, (y) the Weighted Average Life to Maturity of such Replacement US Term Loans or Replacement Canadian Term Loans, as applicable, shall not be shorter than the Weighted Average Life to Maturity of such Refinanced US Term Loans or Refinanced Canadian Term Loans, as applicable, at the time of such refinancing (except to the extent of amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (z) all other terms applicable to such Replacement US Term Loans or Replacement Canadian Term Loans, as applicable, shall be substantially identical to, or less favorable to the Lenders providing such Replacement US Term Loans or Replacement Canadian Term Loans, as applicable, than those applicable to such Refinanced US Term Loans or Refinanced Canadian Term Loans, as applicable, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the applicable Term Loans in effect immediately prior to such refinancing.
          (d) In addition to the foregoing, (i) this Agreement may be amended in connection with any Incremental Facility as provided in Section 2.26 and (ii) notwithstanding Section 10.1(a) and any other provision of this Agreement, a Lender with Revolving Credit Commitments may reallocate its Revolving Credit US/CA Commitment to a Revolving Credit CA Commitment with the consent of the Borrowers only and without the consent of any other Lender.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of either Borrower, the Arrangers and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrowers:	Waste Services, Inc.
1122 International Blvd., Suite 601
Burlington, Ontario L7L 6Z8
Attention: General Counsel
Telecopy: (905) 319-9408
Telephone: (905) 319-1237

The Administrative Agent:	Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attention: David Barton, Director
Telecopy: (212) 412-7600
Telephone: (212) 412-7693

with a copy to

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attention: Melissa S. Alwang
Telecopy: (212) 751-4864
Telephone: (212) 906-1200

The Canadian Agent:	The Bank of Nova Scotia
c/o GWS Loan Operations
720 King Street West, 2nd Floor
Toronto, Ontario
Canada M5V 2T3
Attention: Simon Liu, GWS Loan
Administration and Agency Services
Telecopy: (416) 866-5991
Telephone: (416) 649-4044

Issuing Lenders:	As notified by such Issuing Lender to the Administrative Agent and the Borrowers
provided that any notice, request or demand to or upon any Arranger, any Agent, any Issuing Lender or any Lender shall not be effective until received; and provided further that any notices or deliveries required to be given to any Lender hereunder may be effected by delivery of notice to the Administrative Agent as provided above, followed by a distribution of such notice by the Administrative Agent to any Lender through IntraLinks (or any similar electronic system customarily used by financial institutions), to the extent such system is being used by the Administrative Agent, it being understood that the Administrative Agent shall bear no responsibility for any failure of any Lender to receive any such notice or delivery and the Borrowers shall remain responsible therefor.
          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          10.5 Payment of Expenses. The Borrowers jointly and severally agree (a) to pay or reimburse the Arrangers and the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this

Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Arranger, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with, or liability under any Environmental Law applicable to the operations of any Group Member or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnitee or any affiliate thereof. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent such claim, demand, penalty, fine, liability, settlement, damage, cost or expense is found by a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by any Borrower pursuant to this Section shall be submitted to the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.
          10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Canadian Borrower, the US Borrower, the Lenders, the Arrangers, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither Borrower may assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Arrangers, the Agents and each Lender.
          (b) Any Lender may, without the consent of either Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.21, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
          If and to the extent that a Non-U.S. Lender sells a participating interest to a Participant which, pursuant to Section 9.12(c), seeks to obtain the benefits of Section 2.21, then (a) in the case of a Loan that is not a Canadian Loan, such Lender shall promptly provide the US Borrower and the Administrative Agent with documentation reflecting the portion of its Loan, Commitment and/or any other interest of such Lender hereunder and under the other Loan Documents sold pursuant to such participating interest on a properly completed and duly executed Internal Revenue Service Form W-8IMY (or any subsequent versions thereof or successors thereto) with any required attachments, if any, and the portion of its Loan, Commitment and/or any other interest of such Lender hereunder and under the other Loan Documents or (b) in the case of a Canadian Loan, such Lender shall promptly provide the Canadian Borrower and the Canadian Agent with documentation reflecting the portion of its Loan, Commitment and/or any other interest of such Lender hereunder and under the other Loan Documents sold pursuant to such participating interest in such form as the Canadian Agent shall determine from time to time.
          (c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent (and the Canadian Agent, in the case of Canadian Loans), at any time and from time to time assign to any Lender or any affiliate, Related Fund or

Control Investment Affiliate thereof or, with the consent of the US Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the relevant Issuing Lender(s) and the relevant Swing Line Lender(s) which, in each case, shall not be unreasonably withheld or delayed); provided (x) that no such consent need be obtained by the Administrative Agent or its affiliates and (y) the consent of the US Borrower need not be obtained with respect to any assignment of Term Loans, to an additional bank, financial institution or other entity (an “Assignee”) of all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Assumption, substantially in the form of Exhibit E (an “Assignment and Assumption”), executed by such Assignee and such Assignor (and, where the consent of either Borrower, the Administrative Agent, the Canadian Agent, the relevant Issuing Lender or the relevant Swing Line Lender is required pursuant to the foregoing provisions, by the relevant Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register and with respect to the Canadian Term Loan Facility and any Canadian Loans under the Revolving Credit Facilities, the Canadian Agent; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (with respect to Term Loans and $2,000,000 with respect to the Revolving Credit Facilities (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement)), unless otherwise agreed by the Borrowers and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.20, 2.21, 2.22, 9.12 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, no consent of the Borrowers shall be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.
          (d) The Administrative Agent shall, on behalf of each Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the

Administrative Agent to the applicable Borrower marked “canceled”. The Register shall be available for inspection by any Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the relevant Borrower. On or prior to such effective date, the relevant Borrower, at their own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.
          (f) For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent, or the Canadian Agent with respect to Canadian Term Loans and any Canadian Loans under the Revolving Credit Facilities, and the US Borrower or the Canadian Borrower, as applicable, the option to provide to the US Borrower, or the Canadian Borrower, as applicable, all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the US Borrower, or the Canadian Borrower, as applicable, pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof or Canada or any province thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, any Borrower or the applicable Agents and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of any Borrower or the applicable Agents (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to any Borrower may be disclosed only with such Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.
          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) or any proceeds from Collateral (whether pursuant to the exercise of the rights of any Secured Party under the Security Agreements or under law or otherwise), in a greater proportion than any such payment to or collateral or proceeds of Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment, benefits of such collateral or proceeds from Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits or proceeds is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Borrower, as the case may be. Each Lender agrees to notify promptly the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.10 Integration. This Agreement and the other Loan Documents, represent the entire agreement of the Borrowers, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Arranger, any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          10.12 Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:
          (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          10.13 Acknowledgments. Each Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among the Borrowers and the Lenders.
          10.14 Confidentiality. Each of the Arrangers, the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Arranger, any Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or other confidentiality provisions as or more restrictive than those contained in this Section 10.14), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) if requested or required to do so in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.
          10.15 Release of Collateral and Guarantee Obligations.
          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the US Borrower in connection with any Disposition of Property by any Group Member permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that the US Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the US Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.
          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Specified Hedge Agreements that have not been terminated) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the US Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower or any other Loan Party, or upon or as a result of the appointment of a receiver, interim receiver, receiver—manger, intervenor or conservator of, or trustee or similar officer for, either Borrower or any other Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.
          (c) For purposes of this Agreement, a Letter of Credit shall not be deemed outstanding if (i) the Loans, the Reimbursement Obligations and the other Obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated and (ii) the relevant Borrower has either supported such Letter of Credit, on terms and conditions reasonably acceptable to the relevant Issuing Lender, with another letter of credit from a financial institution reasonably acceptable to such Issuing Lender or provided such Issuing

Lender with cash collateral in a manner and an amount acceptable to such Issuing Lender. Each Issuing Lender hereby acknowledges and agrees that if a Letter of Credit has been supported with another letter or credit or cash collateralized as provided in this Section, all obligations of the Lenders with respect to such Letters of Credit shall have terminated, including the obligations of the Lenders to purchase L/C Participations pursuant to Section 3.4 and the obligations of the Lenders to make Revolving Loans pursuant to Section 2.4.
          10.16 Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
          10.17 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrowers and the Administrative Agent.
          10.18 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ARRANGERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          10.19 Subordination of Intercompany Indebtedness. The Borrowers agree that they will not, and will not permit any Loan Party to, become obligated or otherwise liable for any intercompany Indebtedness that is owed to any Group Member who is not a Guarantor, unless such Group Member agrees in writing for the benefit of the Secured Parties that (a) such Indebtedness is completely subordinated to the Obligations and subject in right of payment to the prior payment in full of the Obligations, and (b) if an Event of Default has occurred and is continuing, no payment on any such Indebtedness shall be made until the payment in full in cash of the Obligations. If any payment on intercompany Indebtedness is received by such Group Member prior to such time as the Obligations are paid in full, then such Group Member shall receive and hold the same in trust, as trustee, for the benefit of the Administrative Agent and the other Secured Parties, and shall forthwith deliver the same to the Administrative Agent in precisely the form received (except for the endorsement or assignment of such Group Member where necessary or advisable in the Administrative Agent’s reasonable judgment) for application to any of the Obligations, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Group Member and held in trust by such Group Member as the property of the Administrative Agent for the benefit of the Secured Parties.

          10.20 Judgment Currency. (a) If, for the purpose of obtaining or enforcing judgment against a Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the State of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.20 being hereinafter in this Section 10.20 referred to as the “Judgment Conversion Date”); and (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the Borrowers under this Section 10.20 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents. The term “rate of exchange” in this Section 10.20 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WASTE SERVICES (CA) INC.
By:	/s/ Ivan R. Cairns
	Name:	Ivan R. Cairns
	Title:	Vice-President and Secretary

WASTE SERVICES, INC.
By:	/s/ Ivan R. Cairns
	Name:	Ivan R. Cairns
	Title:	Executive Vice-President, General Counsel and Corporate Secretary

BARCLAYS BANK PLC, as Administrative Agent
By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

BANK OF AMERICA, N.A., as Syndication Agent and a Lender
By:	/s/ Maria F. Maia
	Name:	Maria F. Maia
	Title:	Managing Director

Annex A
PRICING GRID FOR TERM LOANS,
REVOLVING CREDIT LOANS AND SWING LINE LOANS

	Applicable Margin for		Applicable Margin for Base
	Eurodollar Loans and BA		Rate Loans and Canadian
	Equivalent Loans		Prime Rate Loans
		Revolving		Revolving
		Credit Loans		Credit Loans
Consolidated Total Leverage		and Swing		and Swing
Ratio	Term Loans	Line Loans	Term Loans	Line Loans
< 3.00 to 1.00	3.00%	3.00%	2.00%	2.00%
> 3.00 to 1.00 and < 3.50 to 1.00	3.25%	3.25%	2.25%	2.25%
> 3.50 to 1.00 and < 4.00 to 1.00	3.50%	3.50%	2.50%	2.50%
> 4.00 to 1.00	3.75%	3.75%	2.75%	2.75%
Changes in the Applicable Margin with respect to Term Loans, Revolving Credit Loans and Swing Line Loans resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Sections 6.1(a) and (b) (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than or equal to 4.00 to 1.00. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made with respect to the period of four consecutive fiscal quarters of the US Borrower ending at the end of the period covered by the relevant financial statements.

Annex B
EXISTING LETTERS OF CREDIT